Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

ATHENEX, INC.,

ATHENEX PHARMACEUTICALS LLC,

KUUR THERAPEUTICS INC.,

THE MERGER STOCKHOLDERS,

THE KEY EMPLOYEES and THE INDEPENDENT COMPANY DIRECTORS,

each in their individual capacity,

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC, as the Representative

DATED MAY 4, 2021

1

1.	DEFINITIONS AND CONSTRUCTION		2

	1.1	Definitions	2
	1.2	Additional Defined Terms	12
	1.3	Construction	13

2.	THE MERGER		13

	2.1	The Merger	13
	2.2	Closing	14
	2.3	Effective Time	14
	2.4	Withholding	14
	2.5	Effects of the Merger	14
	2.6	Charter Documents	14
	2.7	Directors, Officers	15
	2.8	Closing Spreadsheet	16
	2.9	Closing Deliverables	16

3.	EFFECT OF THE MERGER; EXCHANGE PROCEDURES		17

	3.1	Effect of the Merger on Capital Stock	17
	3.2	No Further Ownership Rights in Company Capital Stock	18
	3.3	Post-Closing Adjustment to Total Consideration	18
	3.4	Deferred Consideration	20
	3.5	Parent Consideration Stock; Registration Rights	22
	3.6	Representative	24
	3.7	Appraisal Rights.	26
	3.8	Tax Consequences	27

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		27

	4.1	Authority and Enforceability	28
	4.2	Due Incorporation; Subsidiaries	28
	4.3	Certificate of Incorporation and Bylaws	29
	4.4	Capitalization	29
	4.5	Non-Contravention; Consents	30
	4.6	Financial Statements	30
	4.7	Books and Records	31
	4.8	[Reserved]	31
	4.9	Bank Accounts	31
	4.10	Absence of Certain Changes.	31
	4.11	Title to Assets	31
	4.12	Real Property; Leasehold.	31
	4.13	Intellectual Property	32
	4.14	Data Protection	34
	4.15	Regulatory Matters	34
	4.16	Material Contracts	35

1

	4.17	Liabilities	37
	4.18	Compliance with Laws	37
	4.19	Anti-Corruption Compliance	38
	4.20	Tax Matters	38
	4.21	Employee Benefit Plans and Employee Matters	42
	4.22	Environmental Matters	44
	4.23	Insurance	45
	4.24	Legal Proceedings; Orders	45
	4.25	Financial Advisor	45
	4.26	Related Party Transactions	46

5.	REPRESENTATIONS AND WARRANTIES OF THE SHARE RECIPIENTS		46

	5.1	Authority and Enforceability	46
	5.2	No Conflict	46

6.	REPRESENTATIONS AND WARRANTIES OF PARENT		47

	6.1	Due Incorporation; Subsidiaries	47
	6.2	Authority; Binding Nature of Agreement	47
	6.3	No Parent Vote Required	47
	6.4	Non-Contravention; Consents	47
	6.5	Litigation	47
	6.6	Merger Sub	48
	6.7	Parent Consideration Stock	48
	6.8	Finders’ Fees	48
	6.9	Parent Filings	48

7.	INDEMNIFICATION		48

	7.1	R&W Insurance Policy	48
	7.2	Pro Rata Indemnification by the Share Recipients	49
	7.3	Individual Indemnification by the Share Recipients	49
	7.4	Indemnification by the Parent Parties	50
	7.5	Claim Procedure	50
	7.6	Survival	51
	7.7	Limitations on Liability	52
	7.8	Satisfaction of Claims	52
	7.9	Determination of Loss Amount	53
	7.10	No Right of Indemnification or Contribution	53
	7.11	Exercise of Remedies by Parent Indemnified Parties other than Parent	53
	7.12	Adjustment to Total Consideration	53
	7.13	Exclusive Monetary Remedy	54
	7.14	Director and Officer Indemnification	54

8.	TAX MATTERS		54

	8.1	Tax Returns	54

2

	8.2	Tax Claims	55
	8.3	Straddle Periods	55
	8.4	Tax Sharing Agreements	55
	8.5	Transfer Taxes	55
	8.6	Post-Closing Covenants	56

9.	GENERAL PROVISIONS		57

	9.1	Notices	57
	9.2	Public Disclosure	57
	9.3	Commercially Reasonable Efforts	58
	9.4	Amendment	58
	9.5	Waiver and Remedies	58
	9.6	Entire Agreement	58
	9.7	Assignment	59
	9.8	Severability	59
	9.9	Schedules	59
	9.10	Interpretation	59
	9.11	Governing Law	59
	9.12	Exclusive Jurisdictions; Waiver of Jury Trial	59
	9.13	Attorney-Client Privilege	60
	9.14	Expenses	60
	9.15	No Third-Party Beneficiaries	61
	9.16	No Joint Venture	61
	9.17	Counterparts	61

3

INDEX OF SCHEDULES

Schedule	Description

Schedule 1	Closing Spreadsheet
Schedule 2	Pre-Closing Statement
Schedule 3	Deferred Consideration Payments

4

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”) is made and entered into as of May 4, 2021

BY AND AMONG:

(1)	ATHENEX, INC, a Delaware corporation (“Parent”);

(2)	ATHENEX PHARMACEUTICALS LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”);

(3)	KUUR THERAPEUTICS INC., a Delaware corporation (the “Company”);

(4)	the undersigned holders of the shares of Series C Preferred Stock or Series C-1 Preferred Stock outstanding as of the Effective Time (the “Merger Stockholders”);

(5)	KEVIN S. BOYLE, SR., KURT C. GUNTER and MELINDA K. LACKEY, as Chief Executive Officer, Chief Medical Officer and Legal Counsel of the Company, respectively (collectively, the “Key Employees”);

(6)

the undersigned members of the Company Board (as defined below), each in their individual capacity as recipients of Parent Consideration Stock (as defined below) in connection with this Agreement (the “Independent Company Directors”); and

(7)

Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Merger Stockholders, Key Employees and Independent Company Directors (collectively, the “Share Recipients”) who shall be entitled to receive Parent Consideration Stock in connection with this Agreement (the “Representative” and, together with Parent, Merger Sub, the Company and the Share Recipients, the “Parties”).

All capitalized terms used herein shall have the respective meanings ascribed to them in Section 1.1 of the Agreement or where defined in other sections of the Agreement.

RECITALS:

(A)

Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will continue as the surviving corporation in the Merger;

(B)	the respective boards of directors of Parent and Merger Sub have approved this Agreement and the consummation of the Transactions;

(C)

the board of directors of the Company (the “Company Board”) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”);

(D)

prior to or concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub a written consent signed by the stockholders of the Company, evidencing approval of this Agreement and the Transactions, including the Merger (the “Company Stockholder Approval”);

(E)

prior to or concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent and Merger Sub evidence of the conversion of Company shares under the Convertible Loan Agreement dated August 2, 2019, as amended by the Deed of Variation dated February 28, 2020, as assigned by IP2IPO Portfolio L.P. to the Company on June 22, 2020, pursuant to which the Company and IP2IPO Portfolio L.P. entered into that certain Payment and Equity Issue Agreement, dated as of June 22, 2020, as amended on May 3, 2021 (the “Company Convertible Loan”);

(F)	[Reserved]

(G)

the Company shall obtain and deliver to Parent a Parachute Payment Waiver from each Person who is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) and who might otherwise have, receive or have the right to entitlement to receive a parachute payment under Section 280G of the Code in connection with the transactions contemplated by this Agreement.

(H)	[Reserved]

(I)

each Share Recipient that will receive Parent Consideration Stock (as defined below) in connection with the transactions contemplated hereby has entered into a lock-up agreement as a condition to receiving such Parent Consideration Stock (each, a “Lock-Up Agreement”);

(J)

Parent, Merger Sub, the Company and the Share Recipients desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Merger and the other Transactions; and

(K)

in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

THE PARTIES AGREE THAT:

1.	DEFINITIONS AND CONSTRUCTION

1.1	Definitions

for the purposes of this Agreement:

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Delaware are closed either under applicable Law or action of any Governmental Authority.

“Bylaws of the Company” means the amended and restated bylaws of the Company dated May 11, 2020.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and, for the avoidance of doubt, any amendment thereto (including pursuant to the Consolidated Appropriations Act, 2021 (Public Law 116-260)), together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Cash” means cash and Cash Equivalents determined in accordance with GAAP, using, to the extent consistent therewith, the policies, conventions, methodologies and procedures used by the Company in preparing its most recent audited Company financial statements. For the avoidance of doubt, (i) Cash shall be increased by the amount of deposits or other payments received by the Company but not yet credited to the bank accounts of the Company, and (ii) Cash shall be reduced by the amount of any outstanding checks or other payments issued by the Company but not yet deducted from the bank accounts of the Company.

“Cash Equivalents” means investment securities with original maturities of ninety (90) days or less.

“CD19 CAR-NKT” means a biological product for therapeutic use in humans, composed of predominately NKT cells, which have been genetically engineered with elements that include but are not limited to a chimeric antigen receptor (CAR) targeting the CD19 molecule.

“Change of Control Payments” means any severance, change of control, management incentive or other similar bonus amounts or payments due to employees, service providers or other third parties which are payable by or on behalf of the Company at or prior to Closing and as a result of the consummation of the Merger (including any “double trigger” arrangements that are payable to Company employees who are identified as non-continuing employees prior to the Closing and who are terminated in connection with the Closing, whether payable pursuant to this Agreement, under any contract or employee benefits plan to which the Company is a party, or under any other plan, policy, agreement or arrangement.

“Closing Cash” means the aggregate amount of all unrestricted Cash of the Company as of April 30, 2021.

“Closing Consideration” means Parent Consideration Stock having an aggregate value equal to $70,000,000 issued pursuant to Section 3.1(d), minus $[***] paid to the Key Employees and Independent Company Directors in accordance with their respective incentive agreements with the Company (the “Transaction Bonuses”); provided, however, that fifty percent (50%) of the value of the Closing Consideration that each Key Employee is entitled to receive shall be paid in cash rather than Parent Consideration Stock.

“Closing Debt” means the aggregate amount of all Indebtedness of the Company as of 12:01 a.m. Eastern Standard Time on the Closing Date.

“Closing Working Capital” means an amount equal to (i) the current assets of the Group (excluding Cash and Cash Equivalents and deferred Tax assets) less (ii) the current Liabilities of the Group (excluding any Indebtedness, deferred Tax liabilities, Change of Control Payments and Transaction Expenses), in each case as calculated in accordance with GAAP as of April 30, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on May 11, 2020, as amended and restated on June 22, 2020, and as further amended on April 27, 2021.

“Company Common Stock” means the Company’s 65,000,000 authorized shares of common stock, $0.001 par value per share.

“Company Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA), including any plan, Multiemployer Plan and any other material plan, program, Contract or arrangement (written or oral, whether or not subject to ERISA) involving direct or indirect compensation or benefits, including insurance coverage, severance or other termination pay or benefits, change in control, tax gross-up, tax indemnity, retention, performance, holiday pay, vacation pay, fringe benefits, disability benefits, pension, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, sponsored, maintained or contributed to by the Company or ERISA Affiliate for the benefit of any current or former director, officer, employee or consultant of the Company, or with respect to which the Company has or may have any Liability.

“Company Preferred Stock” means the Company’s 52,205,289 authorized shares of preferred stock, $0.001 par value per share, including (i) 3,686,967 authorized shares of Series A Preferred Stock, (ii) 6,993,007 authorized shares of Series B Preferred Stock, (iii) 21,293,707 authorized shares of Series C Preferred Stock and (iv) 20,231,608 authorized shares of Series C-1 Preferred Stock.

“Company Products” means each of CD19 CAR-NKT Cells, GD2 CAR-NKT Cells, GPC3 CAR-NKT Cells, and NYESO-1 TCR-NKT Cells, collectively.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 27, 2020, by and between the Company and Parent.

“CTA 2009” means the UK Corporation Tax Act 2009.

“Data Room” shall mean that certain Datasite Diligence folder labeled “Kuur” into which the Company has deposited documents and other information from time to time.

“Deductible Expenses” means all fees, costs, expenses or other amounts payable by any Group Company in connection with the negotiation and/or consummation of the Transactions that are deductible for applicable Tax purposes, including the payment of (a) Transaction Expenses, (b) interest, fees, penalties, original issue discount and similar amounts (other than principal) paid with respect to the retirement of any Indebtedness in connection with, or prior to, Closing, and (c) all Change of Control Payments, Transaction Bonuses or other compensatory payments made in connection with the Transactions, plus the employer portion of any employment Tax that is required in connection with such payments.

“Deferred Consideration” means shares of Parent Consideration Stock and/or Cash to be issued, at the election of Parent, subject to adjustment in accordance with Section 3.4 and Schedule 3 (Deferred Consideration Payments).

“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and are held by a holder who has made a demand for appraisal of such shares in accordance with DGCL in connection with the Merger.

“Employee” means each employee engaged by a Group Company at Closing.

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent). For clarity, Encumbrances do not include non-exclusive licenses of Intellectual Property granted in the ordinary course of the Company’s business consistent with past practices.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Families First Act” shall mean the Families First Coronavirus Response Act (Public Law No. 116-127 (116th Cong.) (Mar. 18, 2020)), and any amendment thereof, or administrative or other guidance or legislation published with respect thereto, by any Governmental Authority.

“Fraud” means an act in the making of a representation or warranty expressly set forth in this Agreement, committed by a Person making such express representation or warranty, and requires (a) a false representation or warranty or inaccuracy of fact expressly set forth in the representations and warranties set forth in this Agreement; (b) actual knowledge that such representation or warranty is false or inaccurate; (c) an intention to induce the Person to whom such representation or warranty was made to act or refrain from acting in reliance upon it; (d) causing that Person, in reasonable reliance upon such false representation or warranty, to take or refrain from taking action; and (e) causing such Person to suffer damage by reason of such reliance.

“Fundamental Warranties” means the representations and warranties set forth in Section 4.1 (Authority and Enforceability), Section 4.2 (Due Incorporation; Subsidiaries), Section 4.4 (Capitalization), Section 4.5 (Non-Contraventions; Consents), Section 4.25 (Financial Advisor), Article 5 (Representations and Warranties of Share Recipients), Section 6.1 (Due Incorporation; Subsidiaries), Section 6.2 (Authority; Binding Nature of Agreement), and Section 6.4 (Non-Contraventions; Consents).

“GAAP” means generally accepted accounting principles for financial reporting in the United States, as in effect as of the date of this Agreement.

“GD2 CAR-NKT” means a biological product for therapeutic use in humans, composed of predominately NKT cells, which have been genetically engineered with elements that include but are not limited to a chimeric antigen receptor (CAR) targeting the GD2 molecule.

“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction (b) national, federal, state, local, municipal, foreign or other government, foreign or domestic, (c) department, agency or instrumentality of a government, foreign or domestic, including any state-owned or state controlled instrumentality of a government, foreign or domestic, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) Public International Organization or multinational organization or (f) other body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Governmental Authorization” means any consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“GPC3 CAR-NKT” means a biological product for therapeutic use in humans, composed of predominately NKT cells, which have been genetically engineered with elements that include but are not limited to a chimeric antigen receptor (CAR) targeting the GPC3 molecule.

“Group” means the Company and/or its Subsidiaries or, following the Effective Time, the Surviving Corporation and/or its Subsidiaries, each a “Group Company”.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company, as of immediately prior to the Effective Time (and before taking into account the consummation of the Transactions), without duplication (a) the unpaid principal amount of, and accrued interest on or penalties with respect to, all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities and warrants or other rights to acquire any such instruments or securities, (c) all unreimbursed obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person that have been drawn, (d) all guaranties of such Person in connection with clauses (a), (b) or (c) above, (e) all capital lease obligations of such Person (as determined in accordance with the Company’s historical accounting principles) and (f) all prepayment or repayment premiums, penalties, interest rate breakage fees or similar payments or fees required to be paid in connection with the prepayment or repayment of any obligation otherwise deemed to be “Indebtedness” as contemplated by this Agreement, in each case excluding all intercompany indebtedness among the Company and/or any of its Subsidiaries. Notwithstanding the foregoing, the Company Convertible Loan shall not be deemed Indebtedness of the Company.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals:

(a)	all patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part;

(b)	all copyrights, copyright registrations and copyright applications, copyrightable works, and all other corresponding rights;

(c)

all trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications and all goodwill associated with any of the foregoing;

(d)	all inventions (whether patentable or not and whether or not reduced to practice), invention disclosures, trade secrets, know-how, and confidential and proprietary information;

(e)	all Software;

(f)	all databases and data collections and all rights in the same;

(g)	all rights of paternity, integrity, disclosure, and withdrawal, and any other rights that may be known or referred to as “moral rights,” in or to any of the foregoing;

(h)	any rights analogous to those set forth in the preceding clauses and any other proprietary rights relating to intangible property;

(i)	all versions, releases, upgrades, derivatives, enhancements and improvements of any of the foregoing; and

(j)

all statutory, contractual and other claims, demands, and causes of action for royalties, fees, or other income from, or infringement, misappropriation or violation of, any of the foregoing, and all of the proceeds from the foregoing that are accrued and unpaid as of, and/or accruing after, the date of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Knowledge” means, with respect to the Company and as relates to the representations of the Company in Article 4 hereof, the actual knowledge of any of the Key Employees; provided that, the knowledge of any such individual will be deemed to include (a) the actual knowledge of such individual and (b) any fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that have been reviewed by such individual or (ii) knowledge of such fact, circumstance, event or other matter would be obtained from a reasonable and customary investigation by a person with such individual’s duties and responsibilities.

“Law” means any national, federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.

“Liability” includes liabilities, Indebtedness or other obligations of any nature, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.

“Loss” means any loss, Proceeding, Judgment, direct damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and documented expenses and court costs), injury, Liability, Tax, Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person, but excluding any (i) consequential damages, or (ii) exemplary, special or punitive damages (unless actually awarded to a third party or in connection with Fraud or Willful and Material Breach).

“Material Adverse Effect” means any significant or notable fact, circumstance, development, occurrence, condition, event or change that has, or could reasonably be expected to have, either individually or in the aggregate with all other facts, circumstances, developments, occurrences, conditions, events or changes, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, prospects, financial condition or results of operations of the Group, taken as a whole, or (b) the ability of the Group to perform its obligations under this Agreement or any agreement entered into in connection herewith or to consummate on a timely basis each of the Transactions, but excluding with respect to clauses (a) and (b) any such fact, circumstance, development, occurrence, condition, event or change to the extent resulting or arising from (i) any change in Law or interpretation thereof, (ii) any change in general economic or financial market conditions in the countries or markets in which the Group operate, (iii) any change that generally affects the industries in which the Group participate, (iv) any change resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, occurring after the date hereof, (v) any act taken or omitted to be taken at the express written direction of Parent under this Agreement, (vi) the announcement of this Agreement and the Transactions, or (vii) any act of God (including weather, pandemics, and natural disasters), except, in each of clauses (i) through (iv) above, to the extent that any such fact, circumstance, development, occurrence, condition, event or change has or could reasonably be expected to have a materially disproportionate adverse effect on the Group, taken as a whole, as compared to other Persons operating in the same industry in which the Group operate.

“NYESO-1 TCR-NKT” means a biological product for therapeutic use in humans, composed of predominately NKT cells, which have been genetically engineered with elements that include but are not limited to a T cell receptor (TCR) targeting the NYESO-1 molecule.

“Pandemic Response Laws” means the CARES Act, the Families First Act, the COVID-related Tax Relief Act of 2020, the Payroll Tax Executive Order, and any other similar or additional federal, state, local, or foreign Law, or administrative guidance intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

“Parachute Payment Waiver” means, with respect to any Person, a written agreement waiving such Person’s right to receive any “parachute payments” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) solely to the extent required to avoid the imposition of a tax under Section 280G of the Code and to accept in substitution therefor the right to receive such payments only if approved by the shareholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code.

“Parent Consideration Stock” means ordinary shares with a nominal value of $0.001 of Parent deemed to be valued at the volume-weighted average closing price per share of Parent common stock during the twenty (20)-trading day period (i) ending on April 30, 2021, for purposes of the Closing Consideration and (ii) preceding the date of the applicable Milestone Event (as defined in Schedule 3) for purposes of the Deferred Consideration.

“Parent Parties” means, collectively, Parent and Merger Sub.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of the Company’s business or the use of the affected property or asset and (b) statutory liens for Taxes (1) not yet due and payable for which adequate reserves have been established in accordance with GAAP or (2) being contested in good faith for which adequate reserves have been established in accordance with GAAP.

“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.

“Privacy Laws” means any relevant Laws concerning the privacy, processing, security or protection of personal data and/or personally identifiable information.

“Privacy Policies” means each external or internal, past or present, privacy policy, privacy notice or similar, of any Group Company.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of any Straddle Period ending on (and including) the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes of the Group for all Pre-Closing Tax Periods, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Group (or any predecessor of the Group) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law, (c) any and all Taxes of any Person imposed on the Group as a transferee or successor, or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, and (d) the portion of any Transfer Taxes that are to be borne by the Merger Stockholders pursuant to Section 8.4 and Transaction Payroll Taxes. Notwithstanding the foregoing, (x) “Pre-Closing Taxes” does not include any Taxes that have been otherwise included as items of Closing Debt, Transaction Expenses or Closing Working Capital, and (y) for purposes of calculating Pre-Closing Taxes, Deductible Expenses shall be allocated to the Pre-Closing Tax Period to the maximum extent permitted under applicable Law.

“Pro Rata Share” means, (a) with respect to claims under Section 7.2(a), a percentage representing the proportion of Deferred Consideration that a Share Recipient is entitled to receive as set out in the Closing Spreadsheet and (b) with respect to claims other than in respect to Section 7.2(a), a percentage representing the proportion of Total Consideration a Share Recipient is entitled to receive as set out in the Closing Spreadsheet.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Public International Organization” means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).

“R&D Claim” means any claim for relief for expenditure on research and development under any of the provisions of Part 13 CTA 2009 or an R&D expenditure credit (as defined for the purposes of section 104A CTA 2009) under any of the provisions of Chapter 6A of Part 3 CTA 2009.

“R&W Insurance Policy” means any “Representations and Warranties” (or similar) insurance policies obtained by Parent and/or its Affiliates in connection with the transactions contemplated by this Agreement (as they may be amended, modified or otherwise supplemented from time to time).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.

“Software” means computer programs and systems, whether embodied in software, firmware or otherwise, including, software compilations, software implementations of algorithms, software tool sets, compilers, and software models and methodologies (regardless of the stage of development or completion) including all: (a) media on which any of the foregoing is recorded; (b) forms in which any of the foregoing is embodied (whether in, e.g., source code, object code, executable code or human readable form); and (c) translation, ported versions and modifications of any of the foregoing.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Target Working Capital” means the target working capital range of $[***] to $[***], which is based upon a mutually agreed normalized model of the Company’s historical working capital.

“Tax” means (a) any national, federal, state, local or other tax, charge, fee, duty (including customs duty), levy or assessment in the nature of taxes, including any income, gross receipts, net proceeds, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, gains, wealth, employee’s income withholding, other withholding, unemployment or social security or similar that is imposed by any Governmental Authority (including for the avoidance of doubt both employer and employee National Insurance contribution liabilities in the United Kingdom and corresponding obligations elsewhere) and (b) any interest, fines, penalties or additions resulting from or attributable to any items described in this paragraph or any related contest or dispute.

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement related to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority with respect to any Tax.

“Total Consideration” means the aggregate value of (i) the Closing Consideration and (ii) the Deferred Consideration.

“Transaction Expenses” means the aggregate amount of any and all costs, fees and expenses properly and reasonably incurred by or on behalf of, or paid or to be paid by, the (i) Company or any of its Subsidiaries or (ii) any stockholder or any Person that the Company has agreed to pay or reimburse or is otherwise legally obligated to pay or reimburse, in each case in connection with the negotiation, preparation, documentation or execution of this Agreement or the performance or consummation of the Transactions contemplated hereby, including (a) all costs, fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors (including any amount paid or to be paid to the Company’s accountants above $[***] related to the auditing of the Company’s financial statements for the year ended December 31, 2020), and any other experts or similar Persons in connection with the transactions contemplated hereby, whether or not such costs, fees and expenses have been assessed or billed prior to the Closing; (b) all brokers’, investment banking, finders’ or similar fees in connection with the transactions contemplated hereby, including the fee assessed by SVB Leerink LLC; (c) the amount of any change of control, severance (including the severance fee payable to Kevin S. Boyle, Sr. as per his employment agreement with the Company dated June 5, 2020, as amended May 3, 2021), retention, or transaction bonus to be paid to any current or former director, manager, officer, employee, agent, consultant, contractor, advisor or other representative of the Company or any of its Subsidiaries which is contingent upon, or is triggered or accelerated by reason of or as a result of, the execution of this Agreement or the consummation of the transactions contemplated hereby; (d) fifty percent (50%) of the cost of the Company D&O Tail Policy (as defined in Section 7.14); (e) the Representative’s engagement fee of $[***] as provided in that certain engagement letter between the Representative and the Share Recipients dated May 4, 2021 and the Representative’s Expense

Fund (as defined in Section 3.6(e)); (f) any irrecoverable VAT payable or borne by the Company or any of its Subsidiaries with respect to any of the foregoing and (g) all Transaction Payroll Taxes.

“Transaction Payroll Taxes” means the employer portion of any payroll or employment Taxes incurred or accrued with respect to any Change of Control Payments, Transaction Bonuses or other compensatory payments made in connection with the Transactions.

“VAT” means value added tax as provided for in the UK Value Added Tax Act 1994 or any similar or equivalent Tax that is levied on the supply of goods or services in any jurisdiction.

“Willful and Material Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of any material covenant contained in this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

1.2	Additional Defined Terms

For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section
125 Plan	2.7	(d)
Accounting Firm	3.3	(d)
Agreement	Preamble
Book-Entry Shares	2.9	(c)
Certificate of Merger	2.3
Claim	2.7	(c)
Claim Notice	7.5	(a)
Closing	2.2
Closing Date	2.2
Closing Spreadsheet	2.8
COBRA	4.21	(f)
Company	Preamble
Company Board	Recitals
Company D&O Tail Policy	7.14	(a)
Company Financial Statements	4.6	(a)
Company Indemnified Parties	7.14	(b)
Company Plans	4.21	(a)
Company Stockholder Approval	Recitals
DGCL	Recitals
Disclosure Schedule	Article 4
Dispute Statement	3.3	(c)
Dissolved Subsidiaries	4.2	(d)
Effective Time	2.3
ERISA Affiliates	4.21	(a)
Estimated Closing Working Capital	3.3	(a)
Expense Fund	3.6	(e)
General Survival Period	7.6	(a)
Inbound Licenses	4.13	(e)
Independent Company Directors	Preamble
Insurance Policies	4.23
IP Agreement	4.13	(h)
Key Employees	Preamble
Leased Real Property	4.12
Lock-Up Agreement	Recitals

Defined Term	Section
Material Contracts	4.16	(a)
Merger	Recitals
Merger Stockholders	Preamble
Merger Sub	Preamble
Objection Notice	7.5	(b)
Outbound Licenses	4.13	(f)
Parent	Preamble
Parent Indemnified Parties	7.2
Parent SEC Documents	6.9
Parties	Preamble
Paying Agent	1.1	(c)
PEO Plan	2.7	(d)
Permits	4.18	(b)
Post-Closing Statement	3.3	(b)
Pre-Closing Statement	3.3	(a)
Prospectus Supplement	3.5	(b)
Registration Statement	3.5	(b)
Released Parties	2.7	(c)
Representative	Preamble
Representative Losses	3.6	(d)
Resolution Period	3.3	(d)
Review Period	3.3	(c)
SEC	6.9
Share Recipients	Preamble
Surviving Corporation	2.1
Tax Claim	8.2	(a)
Tax Survival Period	7.6	(a)
Transactions	Recitals
Transfer Taxes	8.5
Unaudited Balance Sheet	4.6	(a)

1.3	Construction

Any reference in this Agreement to an “Article,” “Section” or “Schedule” refers to the corresponding Article, Section or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a party “shall”, “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

2.	THE MERGER

2.1	The Merger

Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, the Company will be merged with and into Merger Sub at the Effective Time,

whereupon the separate corporate existence of Merger Sub will cease, and the Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

2.2	Closing

The closing of the Transactions (the “Closing”) will take place electronically at 4:00pm Eastern Standard Time on the date hereof, or at such other time and place as Parent and the Company may agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.3	Effective Time

Subject to the provisions of this Agreement, on the Closing Date, the Parties will file a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”), executed in accordance with the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4	Withholding

Each of Parent, the Surviving Corporation or any Subsidiary or agent of the Parent shall be entitled to deduct and withhold from any sum or consideration to be provided pursuant to this Agreement such amounts as are required to be deducted and withheld under the Code or any other applicable Tax Law. To the extent such amounts are so deducted or withheld and timely and properly remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that such amounts are not so deducted and withheld and a Governmental Authority imposes any Tax on Parent, the Surviving Corporation or any Subsidiary or agent of the Parent as a result of the failure to deduct and withhold, the applicable recipient of the payment shall indemnify Parent, the Surviving Corporation or any Subsidiary or agent of the Parent, as applicable, for such Tax.

2.5	Effects of the Merger

The Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all rights, properties, privileges, immunities and franchises, of a public as well as a private nature, of the Company and Merger Sub will vest in the Surviving Corporation and will be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effects set forth in the DGCL.

2.6	Charter Documents

As of the Effective Time, the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation and bylaws of the Surviving Corporation until amended in accordance with applicable Law, except that the name of the Surviving Corporation will be substantially similar to the name of the Company.

2.7	Directors, Officers

(a)

The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

(b)

The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed, or until their earlier resignation, termination or death.

(c)

Each of the Key Employees and Independent Company Directors hereby resigns from his or her position with the Company and acknowledges that he or she has no claim or right of action of any kind whatsoever (a “Claim”) against the Company, Parent or any of his or her respective servants, officers, agents or employees (the “Released Parties”), except for any Claim that any Key Employee or Independent Company Director may have in his or her capacity as a holder of Parent Consideration Stock under this Agreement. To the extent that any such Claim against a Released Party exists or may exist, each Key Employee and Independent Company Director hereby irrevocably waives such Claim and releases and forever discharges the Released Parties from all and any liability in respect thereof.

(d)

The Company and any ERISA Affiliate shall terminate or, in the case of any professional employer organization plan (each a “PEO Plan”), shall terminate its participation in, any and all Company Plans, including any plans intended to meet the requirements of Code Section 125 (each a “125 Plan”) or Code Section 401(a), and shall cause any professional employer organization or co-employer organization to terminate the participation of each employee in any PEO Plan maintained by such organization. On or prior to the Closing Date, the Company shall provide Parent with evidence that the Company Plans, or, in the case of any PEO Plans, the Company’s participation in the PEO Plans, have been terminated as of the Closing Date pursuant to resolutions of the Company Board, such ERISA Affiliate or such other organization. The form and substance of such resolutions, and the manner in which the Company’s participation in any PEO Plan is terminated, shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require.

(e)

The Company shall terminate all contracts with professional employer organizations, or other agreements or arrangements providing for co-employment of employees of the Company on or prior to the Closing Date, including sending all required notices, such that (a) each such contract, agreement or arrangement shall be of no further force or effect immediately prior to the Closing, in each case without any remaining Liability of any kind on the part of the Company, Parent or any of its affiliates, (b) immediately prior to the Closing, the employees shall be considered solely employees of the Company for all purposes and (c) each employee’s participation in any Company Plans sponsored by a professional employer organization or co-employer entity shall terminate as of the Closing Date to the extent permitted under the terms of such Company Plan.

2.8	Closing Spreadsheet

Attached hereto as Schedule 1 is a spreadsheet (the “Closing Spreadsheet”) that sets forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing:

(a)	the names of all the Share Recipients and their respective addresses and, where available, email addresses;

(b)

the number and class of shares of Company Capital Stock held by each of the stockholders of the Company, including the respective certificate numbers and stockholder name exactly as shown on such certificate;

(c)

the number of shares of Parent Consideration Stock to be issued to each Merger Stockholder in exchange for shares of Series C Preferred Stock or Series C-1 Preferred Stock, as applicable, held by such Person pursuant to this Agreement (where relevant); and

(d)	the Pro Rata Share of each Share Recipient.

2.9	Closing Deliverables

(a)	At the Closing, the Company and the Share Recipients, as applicable, will deliver or cause to be delivered to Parent:

(i)	Certificate of Merger, executed on behalf of the Company;

(ii)

a certificate from the Company, validly executed by the Secretary of the Company for and on the Company’s behalf, certifying (i) the terms and effectiveness of the Company Charter and the bylaws of the Company, (ii) the valid adoption of the resolutions of the Company Board (whereby the Merger, this Agreement and the Transactions were unanimously approved by the Company Board), (iii) the validity and effectiveness of the Company Stockholder Approval, (iv) the Pre-Closing Statement and (v) the paid and outstanding Transaction Expenses;

(iii)	the Company Stockholder Approval;

(iv)	[Reserved]

(v)	[Reserved]

(vi)

(i) a statement conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code and (ii) a form of notice to the IRS conforming with the requirements of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice to the IRS on behalf of the Company following the Effective Time; and

(vii)	Lock-Up Agreements, executed by the Share Recipients.

(b)	At the Closing, Parent will deliver or cause to be delivered to the Company:

(i)	the Certificate of Merger, executed on behalf of Merger Sub;

(ii)

a certificate from Parent, validly executed by a director of Parent for and on Parent’s behalf, certifying as to the valid adoption of the resolutions of the board of directors of Parent (whereby the Merger, this Agreement, the Transactions and the issue of Parent Consideration Stock were unanimously approved by the board of directors of Parent); and

(iii)

written confirmation that NASDAQ has completed its review of the Listing of Additional Shares Notification Form submitted by Parent to NASDAQ in connection with the proposed issuance of Parent Consideration Stock included in the Closing Consideration.

(c)

Promptly after the Effective Time, Parent shall cause Computershare Limited (the “Paying Agent”) to deliver or otherwise make available to the Share Recipients instructions for use in effecting the surrender of the non-certificated shares of the Company held by book-entry (“Book-Entry Shares”). At the Closing, Parent shall pay the Closing Consideration by instructing the Paying Agent to issue the Parent Consideration Stock to the Share Recipients in accordance with Schedule 1, which shall be subject to the Lock-Up Agreements. Exchange of the Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book-entry.

(d)

At the Closing, Merger Sub will deliver or cause to be delivered to the Company a certificate from Merger Sub, validly executed by the Secretary of Merger Sub for and on the Merger Sub’s behalf, certifying as to the valid adoption of the resolutions of the board of directors of the Merger Sub (whereby the Merger, this Agreement and the Transactions were unanimously approved by the board of directors of Merger Sub).

(e)

As soon as practicable following Closing, Parent will procure that the name of each Share Recipient is entered in the register of members of the Parent as holders of the relevant number of shares of Parent Consideration Stock issued in accordance with Schedule 1 (Closing Spreadsheet).

3.	EFFECT OF THE MERGER; EXCHANGE PROCEDURES

3.1	Effect of the Merger on Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the stockholders of the Company or any other Person:

(a)

Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of Company Capital Stock will thereafter represent ownership of shares of common stock of the Surviving Corporation.

(b)

At the Effective Time, each share of Company Capital Stock that is owned by the Company or its wholly owned Subsidiaries and not by the stockholders of the Company will automatically be canceled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)

At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)

Each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and extinguished, and each such share will be converted into the right to receive on Closing, such number of shares of Parent Consideration Stock, as is set out in the Closing Spreadsheet.

3.2	No Further Ownership Rights in Company Capital Stock

The cancellation of the Company Common Stock and the issue of shares of Parent Consideration Stock in respect of the surrender for exchange of shares of Company Preferred Stock in accordance with the terms of this Agreement shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

3.3	Post-Closing Adjustment to Total Consideration

(a)

Attached hereto as Schedule 2 is a statement (the “Pre-Closing Statement”) dated no more than three (3) Business Days prior to the Closing Date setting forth in reasonable detail the Company’s good faith estimate of each of the Closing Debt, Closing Cash, Change of Control Payments, Transaction Expenses and Closing Working Capital (including a reasonably detailed description of each component thereof) (such estimate of Closing Working Capital, the “Estimated Closing Working Capital”). Such estimates to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent Company financial statements to the extent consistent with GAAP. Based on such estimates and prior to Closing, the Company and Parent shall in good faith calculate and mutually agree on estimates of such amounts to be used for purposes of adjusting the Closing Consideration for purposes of Closing.

(b)

As promptly as practicable, but in no event later than ninety (90) calendar days after the Closing Date, Parent shall cause the Surviving Corporation to prepare and deliver to the Representative, a statement (the “Post-Closing Statement”) setting forth in reasonable detail the Surviving Corporation’s calculations of the Deferred Consideration payable as of such time and the final calculations of Closing Debt, Closing Cash, Change of Control Payments, Transaction Expenses and Closing Working Capital, such calculations to be prepared in good faith and in accordance with the policies, conventions, methodologies and procedures used by the Company in preparing its most recent Company financial statements to the extent consistent with GAAP.

(c)

The Representative shall have thirty (30) days following its receipt of the Post-Closing Statement (the “Review Period”) to review the Post-Closing Statement. On or before the expiration of the Review Period, the Representative shall deliver to Parent a written statement accepting or disputing each item set forth on the Post-Closing Statement. In the event that the Representative disputes an item on the Post-Closing Statement, the Representative shall deliver to Parent a statement (a “Dispute Statement”) that includes (i) a reasonably detailed itemization of the Representative’s objections and the reasons therefor, together with supporting documentation, information and calculations and (ii) the Representative’s alternative calculation of each disputed item. Any component of the Post-Closing Statement that is not disputed in a Dispute Statement shall be final and binding on the Parties and not subject to appeal. If the Representative does not deliver a Dispute Statement to Parent within the Review Period or delivers a statement accepting all items detailed on the Post-Closing Statement, such Post-Closing Statement shall be final and binding on the Parties and not subject to appeal.

(d)

If the Representative delivers a Dispute Statement during the Review Period, Parent and the Representative shall promptly meet and attempt in good faith to resolve their differences with respect to the disputed items set forth in the Dispute Statement during the thirty (30) calendar days immediately following Parent’s receipt of the Dispute Statement, or such longer period as Parent and the Representative may mutually agree (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Representative during the Resolution Period shall be final and binding on the Parties and not subject to appeal. If Parent and the Representative do not resolve all such disputed items by the end of the Resolution Period, Parent and the Representative shall submit all items remaining in dispute with respect to the Dispute Statement to an independent firm of accountants nominated by Parent and agreed upon by the Representative (the “Accounting Firm”) for review and resolution. The Accounting Firm shall act as an expert and not an arbitrator. The Accounting Firm shall make all calculations in accordance with GAAP, shall determine only those items remaining in dispute between Parent and the Representative, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Parent and the Representative shall (i) enter into a customary engagement letter with the Accounting Firm at the time such dispute is submitted to the Accounting Firm and otherwise reasonably cooperate with the Accounting Firm, (ii) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Accounting Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (iii) subject to customary confidentiality and indemnity agreements, provide the Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Accounting Firm may require in order to render its determination. The Accounting Firm shall be instructed to deliver to Parent and the Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Firm by Parent and the Representative) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the Parties and not subject to appeal, absent manifest error or fraud. The fees and expenses of the Accounting Firm shall be borne by Parent, on the one hand, and the Merger Stockholders, on the other hand, based on a percentage equal to (x) the portion of the total amounts disputed not awarded to each such party divided by (y) the total amounts disputed. For example, if the Representative challenges the calculation of the Closing Working Capital by an amount of $100,000, but the Accounting Firm determines that the Representative has a valid claim for only $60,000, the Representative will bear forty percent (40%) of the fees and expenses of the Accounting Firm and Parent will bear the other sixty percent (60%) of such fees and expenses.

(e)

If the Closing Working Capital as finally determined pursuant to this Section 3.3 is less than the Estimated Closing Working Capital as set forth on the Pre-Closing Statement, then Parent shall reduce the Deferred Consideration by such shortfall; provided, however, that if no Milestone Event (as defined in Schedule 3) has been achieved by the date that is twenty-four (24) months following the Closing Date, Parent shall be entitled to pursue the Share Recipients (except for HPSO SPV Limited) for such shortfall in accordance with Section 7.8(a). If Closing Working Capital as finally determined pursuant to this Section 3.3 is greater than the Estimated Closing Working Capital as set forth on the Pre-Closing Statement, then Parent shall pay such difference in Cash to the Share Recipients within ten (10) Business Days. The foregoing notwithstanding, no payment pursuant to this Section 3.3(e) shall be required to be made unless the amount of that payment exceeds $100,000, in which circumstances the whole amount shall be payable and not merely the excess over $100,000.

(f)

If the Closing Cash as finally determined pursuant to this Section 3.3 is either greater than or less than the estimated Closing Cash as set forth in Schedule 2 (Pre-Closing Statement), then Parent shall reduce or increase, as applicable, the Deferred Consideration by such difference; provided, however, that if no Milestone Event (as defined in Schedule 3) has been achieved by the date that is twenty-four (24) months following the Closing Date, Parent shall (i) pay any positive difference between Closing Cash as finally determined pursuant to this Section 3.3 and estimated Closing Cash as set forth in Schedule 2 (Pre-Closing Statement) in Cash to the Share Recipients within ten (10) Business Days, or (ii) be entitled to pursue the Share Recipients (except for HPSO SPV Limited) for any negative difference between Closing Cash as finally determined pursuant to this Section 3.3 and estimated Closing Cash as set forth in Schedule 2 (Pre-Closing Statement).

(g)	Any payment made under this Section 3.3 shall be treated as an adjustment to the Total Consideration for applicable Tax purposes, to the extent permitted by applicable Law.

3.4	Deferred Consideration

(a)	Notwithstanding anything in this Agreement, none of Parent, Merger Sub or any of their respective Affiliates (A) shall be under any obligation or have any duty to act in such a manner that any of the Deferred Consideration is paid, or if payable, is maximized, (B) will owe any holder of Company Capital Stock any fiduciary or other similar duty in respect of this Section 3.4, or (C) will have any obligation, or shall be bound by an agreement or covenant of any kind, in respect of this Section 3.4 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 3.4, it being the Parties’ intention that any other covenants, agreements and/or obligations are expressly waived and disclaimed; provided, however, Parent and the Company (following the Closing) shall not take action with the primary and bad faith intention of avoiding or reducing the Deferred Consideration.

(b)

Within thirty (30) days after each Deferred Consideration milestone has been achieved in accordance with Schedule 3 hereto, Parent shall deliver a notice to the Representative of such milestone, and within ninety (90) days after the achievement of each Deferred Consideration milestone, Parent shall pay, or cause the Surviving Corporation to pay, the Pro Rata Share of each Share Recipient, to be paid in the method elected by Parent in accordance with Section 3.4(c).

(c)

At its sole discretion, Parent may choose to pay the Deferred Consideration in Cash or in Parent Consideration Stock or a combination of both, so long as the Parent Consideration Stock is issued in accordance with this Agreement.

(d)

In no event shall the total number of Parent Consideration Stock issued hereunder (including, without limitation any Parent Consideration Stock issued as part of the Closing Consideration or the Deferred Consideration) exceed 19.9% of the total outstanding capital stock of Parent as of the Effective Time (not including any Parent capital stock that is owned by Parent and without assuming the conversion or exercise of any options, warrants or other convertible securities), unless Parent has first obtained the required stockholder approval of the issuance of more than such number of Parent Consideration Stock pursuant to NASDAQ Marketplace Rule 5635.

(e)

The Share Recipients agree and acknowledge as to the Milestone Payment Amounts (as defined in Schedule 3 hereto) that (i) there are no representations or warranties of Parent other than those expressly set forth in this Agreement; and (ii) they have not relied and will not rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by them, other than this Agreement.

(f)

Any Milestone Payment Amounts made pursuant to this Section 3.4 represent consideration in addition to the Closing Consideration. The right to receive the Milestone Payment Amounts: (i) does not give any Share Recipient dividend rights, voting rights, liquidation rights, preemptive rights or other rights of holders of capital stock of the Company; (ii) shall not be evidenced by a certificate or other instrument; (iii) shall not be assignable or otherwise transferrable, except by (A) will or intestate succession to an immediate family member, (B) to a trust whose beneficiaries consist exclusively of one or more of the undersigned and/or an immediate family member, (C) by operation of law, (D) by instrument to an inter vivos or testamentary trust in which the Share Recipient’s right to the Milestone Payment Amounts is to be passed to beneficiaries upon the death of the trustee, (E) pursuant to a court order, (F) if such Share Recipient is a partnership, trust or a limited liability company, pursuant to (1) a permitted disposition to one or more partners or members of such Share Recipient or (2) an assignment or transfer to one or more Affiliates of such Share Recipient (excluding for purposes hereof, any portfolio company of such Share Recipient), (G) if such Share Recipient is a corporation, to an Affiliate of such Share Recipient or (H) without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; provided that, in each case, such transferee or assignee shall provide to each of Parent and the Representative, at their respective request, any evidence of the transfer or assignment that Parent or the Representative, as the case may be, may reasonably request. None of Parent, the Surviving Corporation or the Representative shall give effect to any purported assignment or transfer made in contravention of this clause (f); (iv) shall not accrue or pay interest on any portion thereof; and (v) does not represent any right other than the right to receive the consideration set forth in this Schedule 3.4. Any attempted transfer of the right to receive the Milestone Payment Amounts, other than as specifically permitted by the immediately preceding sentence, shall be null and void.

(g)

Subject to the limitations set forth in Article 7 (Indemnification), Parent shall be entitled to set-off any unpaid indemnification obligations determined pursuant to Article 7 against the then unpaid Milestone Payment Amounts.

3.5	Parent Consideration Stock; Registration Rights

(a)

The Parent Consideration Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by the Share Recipients of their Parent Consideration Stock has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Parent Consideration Stock issued to the Share Recipients shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

Parent agrees to cooperate in a timely manner with the Share Recipients holding registrable securities to remove any restrictive legends or similar transfer instructions from the registrable securities upon the registration of the registrable securities or in the event that the registrable securities are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

(b)

As promptly as reasonably practicable following the date that is ninety (90) days after the Closing Date, but in no event more than ten (10) Business Days following such date, Parent shall file with the SEC a prospectus supplement (a “Prospectus Supplement”) under its existing shelf registration statement on Form S-3 registering the resale on a continuous basis of the shares of Parent common stock issued as Closing Consideration held by all Share Recipients that have adequately and timely provided Parent with all selling stockholder information required under the Securities Act and the rules and regulations promulgated thereunder to be included in the Prospectus Supplement. If Parent is ineligible to promptly file the Prospectus Supplement, Parent shall promptly file a registration statement with the SEC registering for resale on a continuous basis the shares of Parent common stock issued as Closing Consideration held by all Share Recipients that have adequately and timely provided Parent with all selling stockholder information required under the Securities Act and the rules and regulations promulgated thereunder to be included in the registration statement (the “Registration Statement”). Parent shall use its commercially reasonable efforts to cause such registration statement to be declared effective as soon as reasonably practicable.

(c)

Parent will keep each Share Recipient reasonably advised in writing (which may include e-mail) as to the initiation of each registration and as to the completion thereof. Parent will use its commercially reasonable efforts to cause such Prospectus Supplement or Registration Statement to remain effective at least for a period ending with the first to occur of (i) the date which is twelve (12) months following the filing date or (ii) the sale of all securities covered by the Prospectus Supplement or Registration Statement.

(d)

As a condition to its obligations under this Section 3.5, Parent may require each Share Recipient that holds the securities as to which any registration is being effected to (i) furnish Parent with such information regarding such Person that is necessary to satisfy the disclosure requirements relating to the registration and the distribution of such securities under the Securities Act and the rules and regulations promulgated thereunder as Parent may from time to time reasonably request in writing and (ii) promptly notify Parent in writing of any changes in the information set forth in the Prospectus Supplement or Registration Statement regarding the Share Recipient. None of the information supplied (or to be supplied) by or on behalf of any of the Share Recipients for inclusion or incorporation by reference in the Prospectus Supplement or Registration Statement will, as of its date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(e)

Parent shall pay all fees and expenses in connection with compliance with its obligations under this Section 3.5, including all fees and expenses in connection with the filing of any Prospectus Supplement or Registration Statement, the registering of the shares of Parent common stock issued as Closing Consideration, transfer agent fees, the maintenance of the effectiveness of its shelf registration statement, and the listing of the Parent shares on NASDAQ, including all registration, filing, qualification, printing, accounting and other fees and expenses, except that Parent shall not be responsible for the fees of the representatives of and counsel to, the Share Recipients, including those with respect to any review and preparation of any Prospectus Supplement or Registration Statement.

(f)

So long as any of the Closing Consideration and Deferred Consideration held by any Share Recipient are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, Parent will use its reasonable best efforts (a) to timely file all reports required to be filed by Parent after the date hereof under the Exchange Act (including the reports pursuant to Section 13(a) or 15(d) of the Exchange Act referred to in subparagraph (c)(1) of Rule 144) and the rules and regulations adopted by the SEC thereunder), and (b) if Parent is not required to file reports pursuant to such sections, it will prepare and furnish to the Share Recipients and make publicly available in accordance with Rule 144(c) such information as is required for the Share Recipients to sell the Closing Consideration and Deferred Consideration under Rule 144, all to the extent required from time to time to enable the Share Recipients to sell Parent Consideration Stock without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

3.6	Representative

(a)

In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in this Agreement, the Share Recipients, by the adoption of this Agreement and acceptance of consideration under this Agreement, hereby designate and empower Shareholder Representative Services LLC as the Representative for all purposes in connection with this Agreement and the Lock-Up Agreements or any agreements ancillary hereto or thereto.

(b)

In the event the Representative dies, becomes unable to perform his, her or its responsibilities hereunder or resigns from such position, the Share Recipients, who together are entitled to a majority of the Total Consideration at such time shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

(c)	By their adoption of this Agreement and acceptance of consideration under this Agreement, the Share Recipients hereby agree, in addition to the foregoing, that:

(i)

the Representative shall constitute the true and lawful representative, agent and attorney-in-fact of each Share Recipients with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement. The Representative hereby accepts such appointment;

(ii)	the Representative shall take any and all actions that it believes are necessary or appropriate under this Agreement for and on behalf of the Share Recipients;

(iii)

the Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Share Recipients (in the name of any or all of the Share Recipients or otherwise) any and all documents that the Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Share Recipients individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing;

(iv)

Parent shall be entitled to rely conclusively on the instructions and decisions given or made by the Representative as to any of the matters described in this Section 3.6, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;

(v)

all actions, decisions and instructions of the Representative shall be conclusive and binding upon each of the Share Recipients and no Share Recipient shall have any cause of action against the Representative for any action taken, decision made or instruction given by the Representative in connection with this Agreement or the agreements, except as otherwise provided in this Section 3.6;

(vi)

the provisions of this Section 3.6 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Share Recipient may have in connection with the transactions contemplated by this Agreement;

(vii)

the provisions of this Section 3.6 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Share Recipient and any references in this Agreement to any Share Recipient (or them collectively) shall mean and include the successors to the Share Recipients’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise; and

(viii)

the Representative shall have no duties or obligations hereunder, except those expressly set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(d)

The Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its bad faith, gross negligence or willful misconduct. The Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Share Recipients shall, severally, and not jointly, indemnify the Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the bad faith, gross negligence or willful misconduct of the Representative, the Representative will reimburse the Share Recipients the amount of such indemnified Representative Loss to the extent attributable to such bad faith, gross negligence or willful misconduct. Representative Losses may be recovered by the Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Share Recipients under this Agreement at such time as such amounts would otherwise be distributable to the Share Recipients; provided, that while the Representative may be paid from the aforementioned sources of funds, this does not relieve the Share Recipients from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Representative be required to advance its own funds on behalf of the Share Recipients or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Share Recipients set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Representative. Neither the Company nor Parent shall have any liability to the Representative in connection with the provision of such services under this Section 3.6.

(e)

On or prior to the Closing Date, the Company will wire $[***] (the “Expense Fund”) to the Representative, which will be used for any expenses incurred by the Representative. The Share Recipients will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Representative any ownership right that they may otherwise have had in any such interest or earnings. The Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Representative’s responsibilities, the Representative shall cause (at the Share Recipients’ expense) the disbursement of any remaining balance of the Expense Fund to the Share Recipients based on such Share Recipients pro rata portions as set forth in Schedule 2 (Pre-Closing Statement), except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Share Recipients at the time of Closing. The parties agree that the Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund.

3.7	Appraisal Rights.

Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into or represent the right to receive shares of Parent Consideration Stock issued pursuant to Sections 3.1 but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in the DGCL). Each holder of Dissenting Shares who, pursuant to the provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive shares of Parent Consideration Stock in respect of such shares as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, as promptly as reasonably practicable following the satisfaction of the conditions set forth in Sections 2.9 shares of Parent Consideration Stock to which such holder would be entitled in respect thereof under Sections 3.1 as if such shares never had been Dissenting Shares. The Company shall give Parent (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under DGCL. The Company shall not, except with the prior written consent or at the written direction of Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the Share Recipients shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other stockholder of the Company; the payout of consideration under this Agreement to holders of Dissenting Shares shall be treated as provided in this Section 3.6 and under the DGCL.

3.8	Tax Consequences

Notwithstanding any statement or inference to the contrary in any provision of this Agreement or any other agreement, neither Parent nor its Affiliates shall be considered to have made any representations or warranties regarding the Tax treatment of the Transactions, or any of the Tax consequences to the Company or any stockholders of the Company of this Agreement or any other aspect of the Transactions. The Company acknowledges that the Company and its stockholders are relying solely on their own Tax advisors in connection with this Agreement and the Transactions.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent Parties that the statements set forth in this Article 4 are true and correct as of the Closing Date, except as set forth on the disclosure schedule delivered by the Company to the Parent Parties concurrently with the execution and delivery of this Agreement and dated as of the date of this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed part of the representations and warranties of the Company under this Article 4. The Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of this Article 4. Any information disclosed in one section of the Schedules shall be deemed to be disclosed as an exception to any other representations and warranties contained in this

Agreement to the extent that the disclosure is reasonably apparent on its face to be an exception to such other representations and warranties. For purposes of this Agreement, a document shall be deemed to have been made available by the Company to Parent only if it has been posted in the Data Room in connection with the Transactions.

4.1	Authority and Enforceability

The Company has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated by this Agreement, have been duly authorized by the board of directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than the approval of this Agreement by the Company’s stockholders. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the other Parties to this Agreement) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by or subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally or (b) the effect of rules of Law and general principles of equity, including those governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.2	Due Incorporation; Subsidiaries

(a)

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(b)

The Company is qualified to do business and is in good standing in each of the jurisdictions where the nature of its business requires such qualification, license or authorization, except where failure to so qualify would have a Material Adverse Effect.

(c)

All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries are listed on Part 4.2(c) of the Disclosure Schedule and are directly or indirectly owned by the Company, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth on Part 4.2(c) of the Disclosure Schedule, each Subsidiary of the Company is validly existing and in good standing under the laws of its respective jurisdiction of formation, each of which is set forth on Part 4.2(c) of the Disclosure Schedule, and is qualified to do business in each jurisdiction where the nature of its business requires such qualification. Each of the Subsidiaries listed on Part 4.2.(c) of the Disclosure Schedule has all requisite power and authority necessary to own and operate its assets and to carry on its businesses as presently conducted.

(d)

Each of Cell Medica Switzerland AG and Cell Medica GmbH (together, the “Dissolved Subsidiaries”) are in the process of dissolution or liquidation in accordance with all applicable Law and there are no outstanding liabilities (other than such administrative costs and expenses associated with the process of dissolution or liquidation) with respect thereto, including any expenses incurred in relation to any winding up or dissolution process. To the Knowledge of the Company, no decision of any of creditors has been received by the Dissolved Subsidiaries and no proposal has been made for a moratorium, composition or arrangement in relation to any of their debts.

4.3	Certificate of Incorporation and Bylaws

The Company has delivered or made available to Parent true and correct copies of the Company Charter, Company bylaws and the organizational documents for each of the Company’s Subsidiaries, in each case, including all amendments thereto, as in effect on the date hereof, which organizational documents are in full force and effect.

4.4	Capitalization

As of the date of this Agreement, the authorized capital of the Company consists of:

(a)

52,205,289 shares of Company Preferred Stock, of which (i) 3,686,967 shares of Series A Preferred Stock are issued and outstanding (ii) 6,993,007 shares of Series B Preferred Stock are issued and outstanding (iii) 18,873,216 shares of Series C Preferred Stock are issued and outstanding and (iii) 20,231,608 shares of Series C-1 Preferred Stock are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Preferred Stock are as stated in the Company Charter.

(b)	65,000,000 shares of Company Common Stock, of which 2,800,046 shares are issued and outstanding.

(c)

Except for the conversion privileges of the Company Preferred Stock, (A) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company’s Knowledge, any holder of Company Capital Stock, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company, (B) there are no obligations, contingent or otherwise, of the Company to (1) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (2) to make any material investment in (in the form of a loan, capital contribution or otherwise) any Person and (C) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

(d)

Except for those rights set forth in Part 4.4(d) of the Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. Except as set forth in Part 4.4(d) of the Disclosure Schedule, there are no voting trusts, irrevocable proxies or other contracts or understandings to which the Company or, to the Company’s Knowledge, any Company Stockholder is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

(e)

All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable and have been issued and granted in all material respects in compliance with all applicable securities Laws. Except as set forth in Part 4.4(e) of the Disclosure Schedule, each share of Company Preferred Stock is convertible into one share of Company Common Stock.

4.5	Non-Contravention; Consents

(a)

With respect to clauses (b) and (c) only, except for violations and defaults that would not have a Material Adverse Effect, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not cause a: (a) violation of any of the provisions of the Company Charter or bylaws of the Company; (b) violation by any Group Company of any Law applicable to the Group; or (c) default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of any Group Company under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Group (other than a Permitted Encumbrance) pursuant to, any Material Contract.

(b)

No consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement and the Lock-Up Agreements to which the Company is or will be a party or the consummation of the transactions contemplated hereby or thereby, other than the filing of the Certificate of Merger or other documents with the Secretary of State of the State of Delaware.

4.6	Financial Statements

(a)

The Company has delivered or otherwise made available to Parent or its counsel the Company’s and its Subsidiaries’ unaudited balance sheets of the Company and its Subsidiaries as of December 31, 2020 and 2019 (the most recent of which, the “Unaudited Balance Sheet”) and the related unaudited statements of income for each of the fiscal years then ended (together, the “Company Financial Statements”). The Company Financial Statements were prepared in accordance with GAAP, consistently applied and fairly present in all material respects the financial condition of the Company and its Subsidiaries at the dates therein indicated and the results of operations of the Company and its Subsidiaries for the periods therein specified in accordance with GAAP. The Company Financial Statements comply with all requirements of applicable Laws and, except as set forth therein, are not affected by any extraordinary, exceptional or non-recurring items.

(b)

Except as set forth in Part 4.6(b) of the Disclosure Schedule, the Company Financial Statements give a true and fair view of the state of affairs of each Group Company as of the date therein and of the profit and loss of each Group Company for the financial year ended on such date.

4.7	Books and Records

The books of account, minute books, stock record books and other records of each Group Company, all of which have been made available to Parent, are accurate and complete in all material respects and represent actual, bona fide transactions.

4.8	[Reserved]

4.9	Bank Accounts

Part 4.7 of the Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which the Group has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

4.10	Absence of Certain Changes.

Except as expressly contemplated by this Agreement, between the date of the Unaudited Balance Sheet and the date of this Agreement, there has not occurred: any event or series of related events that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.11	Title to Assets.

The Group has good and valid title to all assets owned by them as of the date of this Agreement, other than Intellectual Property which is governed exclusively by Section 4.13, including all assets (other than capitalized or operating leases) reflected on the Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business). All such assets are owned by the Group free and clear of any Encumbrances (other than Permitted Encumbrances).

4.12	Real Property; Leasehold.

The Group does not own any real property, and the Group does not own any interest in real property, except for the leaseholds created under the real property leases identified in Part 4.12 of the Disclosure Schedule (the “Leased Real Property”). The Group is in material compliance with such real property leases and have a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. The Group has not granted any other Person the right to occupy or use any Leased Real Property. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Group has not received written notice of (a) default, or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar proceeding pending or threatened, against all or any portion of any Leased Real Property.

4.13	Intellectual Property

(a)

Part 4.13(a) of the Disclosure Schedule identifies: (A) each item of registered Intellectual Property in which the Group has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, as a licensee or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; (D) to the Company’s Knowledge, the names of each and every inventor of each Registered IP; and (E) each filing, payment, and action that, to the Company’s Knowledge, must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP that is listed or required to be listed on Part 4.13(a) of the Disclosure Schedule, and for which the Group Company is responsible. In each case where a Group Company has acquired ownership of Registered IP from any other Person, such Group Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights, title and interest in such Registered IP to the Group Company, and the Group Company has recorded each such assignment with the applicable Governmental Authority. As of the date of this Agreement, no Registered IP that is listed or required to be listed on Part 4.13(a) of the Disclosure Schedule is or has been involved in any interference, opposition, reissue, reexamination, revocation, or equivalent proceeding, in which the scope, validity or enforceability of any such Registered IP is being or has been contested or challenged, and to the Company’s Knowledge, no such proceeding has been threatened with respect to any such Registered IP.

(b)

To the Company’s Knowledge, Group has good, valid, unexpired and enforceable title (free and clear of all Encumbrances other than Permitted Encumbrances) or otherwise possess adequate rights to use to all of the Intellectual Property necessary to enable operation of its business as now being conducted. To the Company’s Knowledge, there is no Intellectual Property owned by any third party that (i) is valid and enforceable, (ii) is required by the Group to conduct its business as currently conducted and (iii) the Company is not currently authorized to use.

(c)

To the Company’s Knowledge, the Group’s conduct of business as currently conducted and as currently proposed to be conducted by the Group, has not infringed or misappropriated upon any Intellectual Property rights of any other Person. Since January 1, 2021, no Person has asserted any written claim (or to the Company’s Knowledge, any oral claim) (i) challenging or questioning the Group’s right, interest or title in any of the Intellectual Property or (ii) alleging infringement or misappropriation of any Intellectual Property by the Group. None of the Intellectual Property is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company, or otherwise adversely affects the validity, scope, use, registrability, or enforceability of any Intellectual Property.

(d)	To the Company’s Knowledge, since January 1, 2021 no Person has infringed or misappropriated, and no Person is currently infringing or misappropriating any Intellectual Property.

(e)

Part 4.13(e) of the Disclosure Schedule identifies each material contract pursuant to which any Intellectual Property is licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (i) agreements between the Company and its employees and consultants, (ii) non-disclosure agreements, material transfer agreements, or clinical trial agreements entered into in the ordinary course of business consistent with past practice, (iii) licenses entered into in the ordinary course of business consistent with past practice in connection with the manufacture of capital equipment, and (iv) non-exclusive licenses to commercially available third-party software) (“Inbound Licenses”). Except with respect to the agreements listed in Part 4.13(e) of the Disclosure Schedule, the Group is not obligated under any contract or other agreement to make any payments by way of royalties, fees, or otherwise to any owner or licensor of, or other claimant to, any Intellectual Property.

(f)

Part 4.13(f) of the Disclosure Schedule lists each outbound license of Intellectual Property, other than any non-disclosure, material transfer agreements or clinical trial agreements entered into in the ordinary course of business consistent with past practice or other non-exclusive licenses entered into in the ordinary course of business consistent with past practice (“Outbound Licenses”).

(g)

The Group has taken reasonable security measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its trade secrets and other technical information.

(h)

To the Company’s Knowledge, all current and former employees, contractors, and consultants of the Group who have been involved in the development of Intellectual Property have executed agreements regarding the assignment to the Company of all inventions and Intellectual Property rights (an “IP Agreement”). To the Company’s Knowledge, the Group has secured written assignments from all present and former employees, contractors, and consultants who contributed to the creation or development of any Intellectual Property, of the rights to such contributions that may be owned by such Persons or that the Group does not already own by operation of law. To the Company’s Knowledge, no employee, officer, director, consultant or advisor of the Group (i) has any right, license, and claim or interest whatsoever in or with respect to any Intellectual Property, or (ii) is in material violation of any IP Agreement.

(i)	Except as set forth on Part 4.13(i) of the Disclosure Schedule, no Governmental Authority or academic institution has any right to, ownership of, or right to royalties for any Intellectual Property.

(j)

The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or impair, any of the rights of the Group in any Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Intellectual Property.

4.14	Data Protection

(a)

Each Group Company, and the conduct of each Group Company’s business, complies, and has at all applicable times complied, with all applicable Privacy Laws in all material respects. With respect to its processing of personal data, and/or any processing carried out on its behalf or otherwise under its express or implicit authorization, each Group Company complies, and has complied at all applicable times and in all material respects, with: (i) all relevant, then-current Privacy Policies; and (ii) all contractual commitments relating to processing personal data that it has entered into.

(b)

No Group Company has transferred or otherwise made available any personal data to any Person located outside the European Economic Area otherwise than in accordance with the requirements of applicable Privacy Laws relating to such cross-border transfer of personal data.

(c)

Each Group Company uses, and has used commercially reasonable efforts, taking into account reasonable industry practices, to mitigate against any risks of a personal data breach. To the Knowledge of the Company, there has been no loss, damage, or unauthorized access, use, modification, or other misuse or unlawful processing of any personal data processed or otherwise controlled by any Group Company.

(d)

No Group Company has received any claim, notice, letter, written complaint or notification of a request for assessment or other written communication from any Person alleging breach by any Group Company of any Privacy Laws or requesting an audit of the Group’s or any Company processor’s premises, systems or facilities. No individual has been awarded, or otherwise received, compensation by or from any Group Company (whether pursuant to court Proceedings or not) under any Privacy Laws, no claim for such compensation is outstanding.

4.15	Regulatory Matters

(a)

The Group is in compliance in all material respects with all Laws, and the terms of any applicable approvals, clearances, authorizations, licenses and registrations required by any Governmental Authority, in each case regarding (i) the registration, license or certification for each site at which any product of the Group is manufactured, labeled, sold, or distributed and (ii) the design, development, manufacture, labeling, sale, distribution and promotion of any product of the Group in jurisdictions where the Group currently conducts such activities.

(b)

The Group has not received any notice or other communication from any Governmental Authority (i) contesting the clearance or approval of, the uses of or sale of any product of the Group or (ii) otherwise alleging any violation of any Laws by the Group with respect to any product of the Group.

(c)

All filings with and submissions to any Governmental Authority made by the Group with regard to any product of the Group, whether oral, written or electronically delivered, were true, accurate and complete in all respects as of the date made, and, have been updated to the extent required to be updated.

(d)

The Company will be its own Ultimate Parent Entity as that term is defined in 16 C.F.R. 801.1 as of closing, and (i) the total assets of the Company stated on its last regularly prepared balance sheet prior to the Closing, prepared in accordance with 16 C.F.R. 801.11, will be less than $18,400,000 at the time of the Closing and (ii) the Company is not engaged in manufacturing as that term is defined in 16 C.F.R. 801.1.

4.16	Material Contracts

(a)

Part 4.16(a) of the Disclosure Schedule lists each contract (other than purchase orders) in effect as of the date of this Agreement and to which any Group Company is a party or by which any of its properties or assets are otherwise bound that meets the following criteria (the “Material Contracts”):

(i)

any contract (or group of related contracts) that requires pursuant to its terms, future payments by or to the Group in excess of $[***] in any calendar year, including any contract (or group of related contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

(ii)

(A) any contract relating to the acquisition or disposition by the Group of any operating business, a material amount of stock or material amount of assets of any other Person under which the Group has any executory covenants or indemnification obligations or rights (including put or call options); or (B) any contract under which the Group has any indemnification or other obligations, other than any such contracts entered into in the ordinary course of business consistent with past practice (including, without limitation, clinical trial agreements, service agreements and research and development agreements with universities and other academic institutions);

(iii)

(A) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Group; (B) any contract evidencing Indebtedness of the Group or providing for the creation of or granting any Encumbrance upon any of the property or assets of the Group (excluding Permitted Encumbrances); (C) any contract (1) relating to any loan or advance by the Company to any Person which is outstanding as of the date of the Agreement (other than immaterial advances to employees and consultants in the ordinary course of business consistent with past practices) or (2) obligating or committing the Company to make any such loans or advances; and (D) any currency, commodity or other hedging or swap contract;

(iv)

(A) any contract creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Group with any third party; or (B) any contract that provides for “earn-outs” or similar material contingent payments by or to the Group;

(v)	any contract under which any Governmental Authority has any material rights;

(vi)	except for nondisclosure agreements entered into in the ordinary course of business or in connection with this Agreement or the transactions contemplated hereby, (A) any contract containing covenants restricting competition which have the effect of prohibiting the Group or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction; (B) any contract in which the Group has granted “exclusivity” with respect to a particular territory or a particular product or service of the Group or that requires the Group to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (C) any contract that includes minimum purchase conditions or other requirements, in either case that exceed $[***] in any calendar year to the extent the contract is not terminable without penalty on 90 days’ or shorter notice; provided, however that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs; or (D) any contract containing a “most-favored-nation”, “best pricing” or other similar term or provision by which another party to such contract or any other Person is, or would become, entitled to any benefit, right or privilege which, under the terms of such contract, must be at least as favorable to such party as those offered to another Person;

(vii)

any contract involving a sales agent, representative, distributor, reseller, middleman, marketer, broker, franchisor or similar Person who is entitled to receive commissions, fees or markups related to the provision or resale of goods or services of the Group;

(viii)	any contract involving commitments to make capital expenditures or to contract, purchase or sell assets involving $[***] or more individually;

(ix)

any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which any Group Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property;

(x)	any Inbound License and any Outbound License;

(xi)

provides for severance or termination pay to any current directors, officers, employees, or consultants or other independent contractors of a Group Company, or an ongoing severance or termination pay obligation to any former directors, officers, employees, or consultants or other independent contractors of the Company;

(xii)	any power of attorney granted by any Group Company that is currently in effect;

(xiii)	was entered into other than in the ordinary course of business; and

(xiv)	any contract not otherwise listed or required to be listed in Part 4.16(a) of the Disclosure Schedule that, if terminated would, individually or in the aggregate, be material to the Company.

(b)

With respect to each Material Contract listed in Part 4.16(a) of the Disclosure Schedule: (i) such Material Contract is, to the Company’s Knowledge, with respect to each party thereto other than any Group Company, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of Law governing specific performance, injunctive relief and other equitable remedies; and (ii) the applicable Group Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in breach or default of such Material Contract, and to the Company’s Knowledge no other party to such Material Contract is in breach or default of such Material Contract. The Company has delivered or otherwise made available to Parent or its counsel a true and complete copy of each such Material Contract.

(c)

To the Company’s Knowledge, no director, agent, employee or consultant or other independent contractor of the Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or could adversely affect (i) his or her ability to assign to the Company rights to any invention, improvement, discovery or information relating to the businesses of the Company, or (ii) to the extent applicable, his or her ability to enter into non-competition agreements with Parent, or that in any way materially adversely affects or could materially adversely affect (x) the performance of his or her duties for the Company, or (y) the ability of the Company to conduct its business as currently conducted.

4.17	Liabilities

As of the date of this Agreement, the Group has no material liabilities other than: (a) those set forth, provided for or reserved against in the Unaudited Balance Sheet; (b) those incurred in the ordinary course of business since the date of the Unaudited Balance Sheet; (c) those incurred pursuant to or in connection with the execution, delivery or performance of this Agreement or the transactions contemplated hereby; and (d) those which, individually or in the aggregate, would not be material to the Company.

4.18	Compliance with Laws

(a)

The Group is in material compliance with, and during the past three years have been in material compliance with, applicable Laws, and is not subject to any pending or, to the Knowledge of the Company, threatened claim that alleges a breach of any of the foregoing or inquiry by any Governmental Authority regarding the foregoing. During the past three years no Group Company has received any written notices of any violation with respect to such Laws. The Company is in material compliance with all data security requirements and, to the Company’s Knowledge, there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the business systems or business product data, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any business product data, or other notices received relating to data security requirements.

(b)	The Company holds all material permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Government Authorities

(collectively, “Permits”) required for the conduct of its business as presently conducted. As of the date hereof, no written notices have been received by the Company from any Governmental Authority alleging the failure to hold any Permit required for the conduct of the Company’s business as presently conducted. The Company is currently in compliance in all material respects with the terms and conditions of the Permits which it holds required for the conduct of its business.

4.19	Anti-Corruption Compliance

Each of the Company, and to the Company’s Knowledge, the Company’s employees or other representatives (a) has not used and is not using any funds for any unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses; (b) has not made any direct or indirect unlawful payments to any foreign or domestic government official; (c) has not violated and is not violating any anti-corruption Law; (d) has not established or maintained, and is not maintaining, any unlawful or unrecorded fund of monies or other properties; (e) has not made, and is not making, any false or fictitious entries on its accounting books and records; (f) has not made, and is not making, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, and has not paid, and is not paying, any fee, commission or other payment that has not been properly recorded on its accounting books and records as required by the anti-corruption Law; and (g) has not otherwise given or received anything of value to or from a government official, an intermediary for payment to any individual including government officials, any political party or customer for the purpose of obtaining or retaining business.

4.20	Tax Matters

(a)

Each Group Company has timely filed all Tax Returns that it was required to file under applicable Laws. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Group (whether or not shown on any Tax Return) have been paid. There are no Encumbrances for Taxes upon any of the assets of the Group other than Permitted Encumbrances. No Group Company is, and has not at any time in within the last six years been, liable to pay any interest, penalty or surcharge in respect of any unpaid Taxes or as a result of a default in respect of any Tax matter or has otherwise been subject to the operation of any penal provision any enactment relating to Tax.

(b)

The unpaid Taxes of the Group (i) did not, as of the date of the Unaudited Balance Sheet, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date. The Group has no Liability for Taxes accruing after the date of the Unaudited Balance Sheet except for Taxes arising in the ordinary course of business.

(c)

No audit or other examination of any Tax Return of any Group Company is presently in progress, nor has any Group Company been notified in writing of any request for such an audit or other examination. There is no unresolved Tax deficiency outstanding, assessed or proposed against any Group Company. The Group has never received a written claim from any Governmental Authority in a jurisdiction in which the Group does not file Tax Returns that the Group is or may be subject to taxation by that jurisdiction. There are no matters under discussion with any Governmental Authority with respect to Taxes that may result in any additional liability for Taxes with respect to the Group. No Group Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.

(d)

Each Group Company has (i) complied with all laws relating to the payment, reporting and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any state, local or foreign Law), (ii) collected or withheld (within the time and in the manner prescribed by Law) from any amounts paid or owing to any Employee, customer, creditor, stockholder or other third party and paid over to the proper Tax authority all amounts required to be so collected or withheld and paid over under Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding Laws, (iii) timely filed all withholding and information Tax Returns (including IRS Forms W-2, 1099 and 1042), and (iv) maintained all required records with respect thereto, for all periods through and including the Closing Date.

(e)

The Group has no property or obligation, including uncashed checks to vendors, customers or Employees, non-refunded overpayments, credits or unclaimed amounts or intangibles, that is currently escheatable or reportable as unclaimed property to any Governmental Authority under any applicable escheatment, unclaimed property or similar Laws.

(f)

Each Group Company has collected, remitted and reported to the appropriate Governmental Authority all sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Laws. Each Group Company has complied with all applicable Laws relating to record retention for Tax purposes (including, without limitation, to the extent necessary to claim any exemption from sales Tax or VAT collection and maintaining adequate and current resale certificates to support any such claimed exemption).

(g)

Each Group Company (i) is, where it ought to have been so registered, a duly registered taxable person for the purposes of VAT (or other equivalent sales or similar Tax), (ii) is not, nor has in the last three years been, wholly or partly exempt for such purposes, and (iii) is not, has not ever been and has not applied for treatment as, a member of a VAT group.

(h)

To the Company’s Knowledge, there is no share of Company Capital Stock that was issued in connection with the performance of services and subject to vesting for which no valid and timely election was filed pursuant to Section 83(b) of the Code.

(i)

Each of the participants in the Company’s transaction incentive plan effective July 15, 2020 is resident for Tax purposes solely in the United States and is not liable to Tax in any other jurisdiction, other than Thomas Hecht who is resident for Tax purposes solely in Switzerland and is not liable to Tax in any other jurisdiction.

(j)	No Group Company is or has ever been a close company for the purposes of the UK Corporation Tax Act 2010.

(k)

No person has acquired a right to acquire shares or securities, or has acquired any shares or securities, which in either case may give rise to a liability in respect of income tax or National Insurance contributions (or other payroll or social security Taxes) on the Company upon the exercise or disposal of that right or upon the acquisition or disposal of those shares or securities.

(l)

No Group Company has ever been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)

No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. No Group Company participated in, nor is any Group Company currently participating in, any transaction which was or is a “listed transaction” as defined in Section 6707A(c) of the Code or the Treasury Regulations promulgated thereunder. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that reasonably would be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Law.

(n)

No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of any: (i) any change in method of accounting, or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign tax Law) executed on or prior to the Closing Date, (iii) any intercompany transactions (including any intercompany transaction subject to Section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign tax Law) with respect to a transaction occurring on or prior to the Closing Date, (iv) any installment sale or open transaction disposition made on or prior to the Closing Date, (v) any election under Section 108(i) of the Code made on or prior to the Closing Date, (vi) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date or (vii) solely with respect to amounts received or accrued on or prior to the Closing Date, Sections 951, 951A or 965 of the Code.

(o)

No Group Company will be required to include any adjustment in taxable income for any Pre-Closing Tax Period pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(p)

The Company has delivered or made available to Parent complete and accurate copies of the Tax Returns set forth on Part 4.20(p) of the Disclosure Schedule, and complete and accurate copies of all audit or examination reports and statements of deficiencies assessed against the Company.

(q)

The Group is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than this Agreement and any contract, such as a loan or a lease, entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes).

(r)

No Group Company has been a member of an affiliated group filing a U.S. federal income Tax Return (other than a group the common parent of which was the Company). The Group does not have any liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law); (ii) as a transferee or successor; or (iii) otherwise by operation of law. No Group Company has ever been a party to any joint venture, partnership or other contract or arrangement that reasonably would be expected to be treated as a partnership for income Tax purposes.

(s)	Part 4.20(s) of the Disclosure Schedule sets for the U.S. tax classification of each Group Company. The Company uses the accrual method of accounting for income Tax purposes.

(t)

Part 4.20(t) of the Disclosure Schedule sets forth, as of the date hereof, the amount of any “applicable employment taxes” under Section 2302 of the CARES Act the payment of which has been deferred, extended or delayed by the Company and its Subsidiaries pursuant to the CARES Act and any other payments of or in respect of taxation which have been deferred by any Group Company under any other corresponding or similar provision of state, local, or foreign tax Law, including arrangements announced in connection with the COVID-19 pandemic. The Group has (i) to the extent applicable, properly complied with all requirements of applicable Laws in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Laws and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, to the extent applied for, (iii) not deferred any payroll tax obligations pursuant to or in connection with the Payroll Tax Executive Order, and (iv) not received (nor has any Affiliate that would be aggregated with the Company and treated as one employer for purposes of Section 2301 of the CARES Act received) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act. Except pursuant to Section 2302 of the CARES Act, the Company has not availed itself of any Tax relief pursuant to any Pandemic Response Laws that could reasonably be expected to impact the Tax payment and/or reporting obligations of the Company after the Closing Date.

(u)

No Group Company has been involved in or a party to any scheme, arrangement, transaction or series of transactions either (i) the main purpose, or one of the main purposes of which was or might be held to have been the avoidance of Tax on the part of a Group Company; (ii) that produced a loss for Tax purposes with no corresponding commercial loss, or (iii) containing one or more steps which have no commercial purpose other than avoiding Tax.

(v)

There is no instrument to which a Group Company is a party and which is necessary to establish a Group Company’s rights or title to any asset, which is or could be liable to stamp duty (or any similar duty or Tax in a jurisdiction outside the United Kingdom) which has not been duly stamped or in respect of which the relevant duty or Tax has not been paid.

(w)

Part 4.20(w) of the Disclosure Schedule sets out full details of all R&D Claims made by each Group Company. All such claims have been duly made on a proper basis within applicable time limits, and HM Revenue & Customs have not disputed or challenged and, to the Company’s Knowledge, are not likely to dispute or challenge the relevant Group Company’s entitlement to make any such claim and/or the amount of any such claim. Any expenditure by the relevant Group Company which has been included in such R&D Claim or to which such R&D Claim relates qualifies for relief under one or more of Chapters 2 to 4 of Part 13 CTA 2009.

4.21	Employee Benefit Plans and Employee Matters

(a)

Part 4.21(a) of the Disclosure Schedule sets forth a list of all material employee benefit plans, programs and arrangements (including any material “employee benefit plan” as defined in Section 3(3) of ERISA) maintained or contributed to by the Group or any entity with which the Group is or would be considered a single employer under Section 414(b), (c) or (m) of the Code (“ERISA Affiliates”) or with respect to which the Group or any ERISA Affiliate would reasonably be expected to have any material liability (the “Company Plans”).

(b)

With respect to each Company Plan, the Company has delivered or otherwise made available to Parent or its counsel a true, correct and complete copy of: (i) each writing constituting a part of any written Company Plan and all amendments thereto, and all trusts or service agreements relating to the administration and recordkeeping of the Company Plan, and written summaries of the material terms of all unwritten Company Plans; (ii) the three most recent Annual Reports (Form 5500 Series or otherwise in a form in accordance with applicable Law) including all applicable schedules, if any, for each Company Plan that is subject to such reporting requirements; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, and any pending applications for a determination or opinion letter; and (v) all material written correspondence given to such Company Plan, the Group or any ERISA Affiliate by the IRS, Department of Labor, Pension Benefit Guarantee Corporation, or other Governmental Authority (including any foreign Governmental Authority responsible for the regulation of such Company Plan) during the three years preceding the date of this Agreement relating to such Company Plan or provided to any such entity by the Company Plan, the Group or an ERISA Affiliate during the three years preceding the date of this Agreement with respect to such Company Plan.

(c)

In all material respects, each Company Plan has been established and maintained in accordance with its terms and in compliance with all applicable Laws, including but not limited to ERISA or the Code. The Group does not sponsor any Company Plan intended to be qualified under Section 401(a) of the Code or any trust intended to qualify under Section 501(a) of the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to result in any material liability. There are no current actions, suits or claims pending, or, to the Company’s Knowledge, threatened in writing (other than routine claims for benefits) against any Company Plan or against the assets of any Company Plan. There are no material audits, inquiries or proceedings pending or, to the Company’s Knowledge, threatened in writing by any Governmental Authority with respect to any Company Plan. Neither the Group nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Group and each ERISA Affiliate have timely made or otherwise provided for all contributions and other payments required by and due under the terms of each Company Plan. Each Company Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Group or any ERISA Affiliate (other than ordinary administration expenses).

(d)

Except as set forth in Part 4.21(d) of the Disclosure Schedule, no payment or benefit which will or may be made by the Group with respect to any “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will be characterized as a parachute payment within the meaning of Code Section 280G(b)(2). There is no contract, agreement, plan or arrangement to which the Group or any ERISA Affiliates is bound to provide a gross-up or otherwise reimburse any employee for excise taxes paid pursuant to Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger will not materially increase the benefits payable under any Company Plan and will not result in any acceleration of the time of payment or vesting of any material benefits under any Company Plan.

(e)

Neither the Group nor any ERISA Affiliate has or has ever sponsored, contributed to, or had any obligations or incurred any liability under any employee benefit plan that is subject to Title IV of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA), or to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)

No Company Plan provides, reflects or represents any liability on behalf of the Group to provide post-termination: payments (whether of severance pay, change of control or otherwise), equity acceleration, forgiveness of indebtedness, vesting, retiree benefits, increase in benefits or obligation to fund benefits, with respect to any employee, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable Law.

(g)

Each Company Plan, employment agreement, or other compensation arrangement of the Group that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been written, executed, and operated in compliance with Section 409A of the Code and the regulations thereunder. The Group does not have any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h)

The Group: (i) is and at all times has been in material compliance with all applicable Laws, and with any order, ruling, decree, judgment or arbitration award of any arbitrator or any court or other Governmental Authority, respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Laws, orders, rulings, decrees, judgments and awards relating to discrimination, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by any Law or contract to be withheld and reported with respect to wages, salaries and other payments to any employee; and (iii) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any employee (other than routine payments to be made in the normal course of business and consistent with past practice). The Group has not effectuated a “mass layoff,” “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or any similar legal requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Group.

(i)

The Group is not and has never been a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, or works council or similar body, nor is any such contract or agreement presently being negotiated, nor, to the Company’s Knowledge, is there, nor has there been in the last three years, a representation campaign with respect to any of the employees of the Group. As of the date of this Agreement, there is no pending or, to the Company’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving any Group Company. Neither the Group nor any of their representatives or employees has committed or engaged in any material unfair labor practice in connection with the operation of the business of the Group. There are no Legal Proceedings pending, or, to the Company’s Knowledge, threatened, relating to any Company Plan collective bargaining obligation or agreement, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, safety, retaliation, harassment, immigration or discrimination matter involving any employee, including charges of unfair labor practices, discrimination, retaliation or harassment complaints.

(j)	No key employee of the Group has provided written notice to any Group Company of his or her intent to terminate his or her employment with any Group Company as of the date hereof.

4.22	Environmental Matters

The Group is in material compliance with all applicable environmental Laws. The Group has not received any written notices, demand letters or requests for information from any Governmental Authority indicating that the Group is or may be in violation of, or be liable under, any Environmental Law, and the Group is not subject to any pending or, to Company’s Knowledge, threatened action or investigation by any Governmental Authority under any Environmental Law. The Group is in compliance in all material respects with, and has no material liability under, any provisions of leases relating in any way to any environmental Laws or to the use, management or release of hazardous substances under such leases. All environmental permits, if any, required to be obtained by the Group under any Environmental Law in connection with its operations as they are currently being conducted, including those relating to the management of hazardous substances, have been obtained by the Group, are in full force and effect, and the Group is in material compliance with the terms thereof. The Group has not disposed of or released any hazardous substances on, in or under any real property that would reasonably be expected to require remediation under environmental Laws. The Group has delivered or otherwise made available to Parent or its counsel copies of any environmental investigation, study, test, audit, review or other analysis in its possession in relation to the current or prior business of the Group.

4.23	Insurance

The Group has the insurance of the types and in the amounts set forth in Part 4.23 of the Disclosure Schedule (the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums due and payable under such Insurance Policies have been paid on a timely basis. As of the date of this Agreement, there is no material claim pending under any of the Group’s Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Group is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the date of this Agreement of any threatened termination of, or material premium increase with respect to, any of such policies.

4.24	Legal Proceedings; Orders

As of the date of this Agreement, there is no pending legal proceeding, and, to the Company’s Knowledge, no Person has threatened to commence any legal proceeding: (a) that involves any Group Company or any of the assets owned or used by the Group or any Person whose liability the Group has retained or assumed, either contractually or by operation of law; or (b) against any Group Company that challenges, or that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. As of the date of this Agreement, there is no order, writ, injunction, judgment or decree to which the Group or any of the assets owned or used by the Group, or any of the Company’s officers or directors (in their respective capacities as such), is subject that is material or reasonably expected to be material to the Company.

4.25	Financial Advisor.

Except as set forth in Part 4.25 of the Disclosure Schedule, there is no broker, finder or investment banker is entitled to any brokerage or finder’s fee in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group for which Parent or the Surviving Corporation would be liable following the Effective Time.

4.26	Related Party Transactions

(a)

Except as set forth in Part 4.26(a) of the Disclosure Schedule, there are no contracts between any Group Company and their respective officers, directors, stockholders or employees other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Group, (c) benefits due under Company Plans and fringe benefits not required to be listed on Part 4.21(a) of the Disclosure Schedule and (d) indemnification obligations owed to current and former directors and officers of the Company under the Company Charter. To the Company’s Knowledge, no officer, director or employee of the Company or Company Stockholder is directly interested in any Material Contract other than pursuant to the Company Plans.

(b)

Except as provided under Company Plans and Company Service Provider Agreements, neither the Company nor any of its Affiliates, directors, officers or employees of the Company possess, directly or indirectly, any financial interest in, or is a director, officer or employee of, any entity that is a material supplier, contractor, lessor, lessee or competitor of the Company.

5.	REPRESENTATIONS AND WARRANTIES OF THE SHARE RECIPIENTS

Each of the Share Recipients (severally but not jointly) represents and warrants to the Parent Parties that the statements set forth in this Article 5 are true and correct as of the Closing Date:

5.1	Authority and Enforceability

Each of the Share Recipients has all requisite corporate power and/or authority to execute and deliver this Agreement and the Lock-Up Agreement to which it is a party, as applicable, and to perform its obligations under this Agreement and such Lock-Up Agreement, as applicable. The execution, delivery and performance of this Agreement and such Lock-Up Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of the Share Recipients. Each of the Share Recipients has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered such Lock-Up Agreement to which it is a party. This Agreement constitutes, and upon execution and delivery such Lock-Up Agreement to which a Share Recipient is a party will constitute, the legal, valid and binding obligations of each of the Share Recipients, enforceable against each Share Recipient, as applicable, in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

5.2	No Conflict

Neither the execution, delivery and performance by each of the Share Recipients of this Agreement and the Lock-Up Agreement to which it is a party, nor the consummation by each of the Share Recipients of the Transactions, will, directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under (a) any Contract to which any Share Recipient is a party or by which a Share Recipient is bound or to which any of their respective properties or assets is subject or (b) any Law, Judgment or Governmental Authorization applicable to the applicable Share Recipient or any of its respective properties or assets.

6.	REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company and its stockholders that the statements set forth in this Article 6 are true and correct:

6.1	Due Incorporation; Subsidiaries

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.2	Authority; Binding Nature of Agreement

Each of Parent and Merger Sub have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent, Merger Sub and their respective boards of directors and stockholders, as applicable. This Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3	No Parent Vote Required

No vote or other action of the stockholders of Parent is required by applicable Law, the certificate of incorporation or bylaws of Parent or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby (except in the event that the total number of Parent Consideration Stock issued hereunder exceed 19.9% of the total Parent common stock outstanding as of the Effective Time).

6.4	Non-Contravention; Consents

The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub, (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub or (c) cause a default (or an event that, with or without notice or lapse of time or both, would constitute a default) on the part of Parent or Merger Sub under any material contract of Parent or Merger Sub. Except as may be required by (x) DGCL or (y) the HSR Act or any other antitrust law or governmental regulation, neither Parent nor Merger Sub is required to obtain any consent from any Governmental Authority or any other party at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger.

6.5

Litigation As of the date of this Agreement, there is no legal proceeding pending (or, to the Knowledge of Parent or Merger Sub, being threatened) against Parent or Merger Sub that challenges, or that would have the effect of preventing, delaying or making illegal, the Merger or any of the other transactions contemplated by this Agreement.

6.6

Merger Sub (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement.

6.7

Parent Consideration Stock Upon issuance in accordance with this Agreement, the Closing Consideration (and, if at the election of the Parent, the Deferred Consideration) consisting of Parent Consideration Stock will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Encumbrances imposed or created by or otherwise resulting from the acts or omissions of Parent (except for subject to the restrictions set forth in the Lock-Up Agreements).

6.8

Finders’ Fees There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Parent or Merger Sub who might be entitled to any fee or commission upon consummation of the Merger or the other transactions contemplated by this Agreement.

6.9

Parent Filings Parent has filed or furnished, as applicable, on a timely basis, all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements with the Securities and Exchange Commission (“SEC”) (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified or amended since the time of filing, the “Parent SEC Documents”) during the past three years. Each of the Parent SEC Documents, at the time of its filing or being furnished, complied, or if not yet filed or furnished, will comply, in all material respects, with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, and any rules and regulations promulgated thereunder applicable to the Parent SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Documents did not, and any Parent SEC Documents filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

7.	INDEMNIFICATION

7.1	R&W Insurance Policy

Upon the request of Parent, and at Parent’s sole cost and expense, each Party and its representatives shall reasonably cooperate with the insurer under the R&W Insurance Policy in connection with the defense of any matter which might reasonably constitute a Loss (as defined under the R&W Insurance Policy). The insurer under the R&W Insurance Policy shall have the right to participate in the investigation, defense and settlement of any Third Party Claim (as defined in the R&W Insurance Policy) or other matter reasonably likely to be covered under the R&W Insurance Policy.

7.2	Pro Rata Indemnification by the Share Recipients

From and after the Closing, but subject to the limitations expressly set forth in this Article 7, the Share Recipients, severally in accordance with their Pro Rata Share and not jointly will indemnify and hold harmless Parent and its Affiliates (including, following the Closing, the Surviving Corporation) and their respective directors, officers managers, employees, agents, consultants and other advisers and representatives (collectively, the “Parent Indemnified Parties”) from and against any and all Losses, whether or not involving a third party claim, incurred or suffered by the Parent Indemnified Parties, or any of them, to the extent arising out of or resulting from any of the following:

(a)

any inaccuracy as of the Closing Date in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company pursuant to this Agreement, not to exceed $1.00;

(b)	all claims under the Fundamental Warranties of the Company shall be limited to the amount of the Total Consideration actually received by each Share Recipient;

(c)	any working capital or purchase price adjustment to the Total Consideration made after the Closing Date;

(d)

any proceeding in respect of Dissenting Shares, any payments to any Person that was a holder of Company Capital Stock immediately prior to the Effective Time in respect of such Person’s Dissenting Shares and any costs of any kind reasonably incurred by the Parent Indemnified Parties in respect of any communication or notification required or any other steps reasonably taken by the Parent Indemnified Parties in respect of any Dissenting Shares; and

(e)	Pre-Closing Taxes.

For the purposes of Sections 7.2(a)-(b) and Section 7.2(e) above, the term Share Recipient shall not include HPSO SPV Limited.

7.3	Individual Indemnification by the Share Recipients

From and after the Closing, but subject to the limitations expressly set forth in this Article 7, each Share Recipient, severally in accordance with their Pro Rata Share and not jointly, will indemnify and hold harmless the Parent Indemnified Parties from and against any and all Losses, whether or not involving a third party claim, incurred or suffered by the Parent Indemnified Parties, or any of them, to the extent arising out of or resulting from any of the following:

(a)

any inaccuracy in or breach of any representation or warranty of such Share Recipient contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of such Share Recipient pursuant to this Agreement; and

(b)

any nonfulfillment, nonperformance or other breach of any covenant or agreement of such Share Recipient contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of such Share Recipient pursuant to this Agreement or any Lock-Up Agreement;

provided that a Share Recipient shall not be liable for indemnification under this Section 7.3 for any inaccuracies, breaches, nonfulfillment and nonperformance, as described above, of any other Share Recipient.

7.4	Indemnification by the Parent Parties

From and after the Closing, but subject to the limitations expressly set forth in this Article 7, the Parent will indemnify and hold harmless the stockholders of the Company from and against any and all Losses, whether or not involving a third party claim, incurred or suffered by the stockholders of the Company, or any of them, arising out of or resulting from any of the following:

(a)

any inaccuracy in or breach of any representation or warranty as of the Closing Date of the Parent Parties contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of any of the Parent Parties pursuant to this Agreement; and

(b)

any nonfulfillment, nonperformance or other breach of any covenant or agreement of any of the Parent Parties contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Parent Parties pursuant to this Agreement or any Lock-Up Agreement.

(c)

Any untrue statement or alleged untrue statement of any material fact contained in any Prospectus Supplement or Registration Statement under which Closing Consideration is registered pursuant to Section 3.5, any preliminary prospectus, final prospectus or prospectus supplement contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (with respect to such Prospectus Supplement or Registration Statement) or not misleading in light of the circumstances under which they were made (with respect to any prospectus), except to the extent that any such Loss (or Proceeding in respect thereof) or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from such Prospectus Supplement or Registration Statement, any such preliminary prospectus, final prospectus, prospectus supplement, amendment or supplement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of Share Recipient seeking indemnification.

7.5	Claim Procedure

(a)

If any Party seeks indemnity under this Article 7 on behalf of itself or any other Party, it will give written notice (a “Claim Notice”) to the Parent Indemnified Party or to the Representative, as applicable, containing (i) a description and, to the extent known or reasonably estimable, the estimated amount of any Losses incurred or reasonably expected to be incurred by the respective Merger Stockholders or the Parent Indemnified Party, as applicable (provided that any such estimate shall not be deemed a limit on the Losses for which indemnification made be sought and the giving of such notice shall not be a condition precedent to the liability of the relevant indemnitor), and (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the respective Company stockholder or the Parent Indemnified Party, as applicable.

(b)

Within 30 days after delivery of a Claim Notice, the recipient of the Claim Notice will deliver to the Parent Indemnified Party or the Representative, as applicable, a written response in which the Representative or the Parent Parties will either: (i) agree that the Parent Indemnified Party or the respective Company stockholder, as applicable, is entitled to receive the Losses at issue in the Claim Notice; or (ii) dispute the Parent Indemnified Party’s or the respective Company stockholder’s, as applicable, entitlement to indemnification by delivering to the Parent Indemnified Party or the Representative a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c)

If the recipient of the Claim Notice fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Representative or the Parent Parties, as applicable, will be deemed to have irrevocably accepted the Claim Notice and the Representative or the Parent Parties, as applicable, will be deemed to have irrevocably agreed that the Share Recipients or the Parent Parties, as applicable, shall be obligated to pay the Losses at issue in the Claim Notice, subject to any limits contained in this Article 7.

(d)

If an Objection Notice is delivered to the Parent Indemnified Party or the Representative, as applicable, within 30 days after delivery of the Claim Notice, then the Parties will use reasonable efforts to resolve the disputed items amicably. If they are unable to do so within 15 Business Days of the date of receipt of the Objection Notice, then the amount of the Losses at issue in the Claim Notice (less the amount, if any, acknowledged in the Objection Notice by the Representative or the Parent Parties, as applicable, as due to the Parent Indemnified Party or the respective Company stockholder, as applicable) may be treated by either party as a disputed claim and the Parent Parties or the Representative, as applicable, may file suit with respect to the matter in any court having jurisdiction.

7.6	Survival

(a)

All representations and warranties of the Company and the Share Recipients contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company or the Share Recipients pursuant to this Agreement will survive the Closing, irrespective of any facts known to any Parent Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Parent Indemnified Party, for a period of eighteen (18) months from the Closing Date (the “General Survival Period”); provided however that the representations and warranties in Section 4.19 (Tax Matters) shall survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any applicable extensions) (the “Tax Survival Period”). All representations and warranties of the Parent Parties contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Parent Parties pursuant to this Agreement will survive the Closing for the General Survival Period. Each covenant of any Party in this Agreement, which contemplates performance following the Closing will survive in accordance with its terms.

(b)

All claims for indemnification under this Article 7 must be asserted prior to the expiration of the General Survival Period or Tax Survival Period, as applicable; provided, however, that if a Party delivers to the applicable Party, before expiration of the General Survival Period or Tax Survival Period, as applicable, either a Claim Notice based upon a breach of any such representation, warranty, covenant or agreement, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Party delivering a Claim Notice reasonably expects to incur Losses, then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice.

7.7	Limitations on Liability

(a)

The maximum aggregate liability of the Share Recipients or each Share Recipient (as appropriate) in respect of any inaccuracy as of the Closing Date in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company pursuant to this Agreement shall not exceed $1.00.

(b)

Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of any Party for Fraud or Willful and Material Breach with respect to amount, duration or otherwise.

(c)

Notwithstanding any other provision of this Agreement, other than Losses related to such Share Recipient’s Fraud or Willful and Material Breach in no event will a Share Recipient be liable for Losses under this Agreement in an amount exceeding the Total Consideration actually paid to such party. For sake of clarity, in no event will a Share Recipient be liable for Losses related to the Fraud or Willful and Material Breach by another Share Recipient.

(d)

Each Parent Indemnified Party and Share Recipient shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does rise thereto, including costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.8	Satisfaction of Claims

(a)

Any payments required to be made to a Parent Indemnified Party pursuant to this Article 7 will be made first by resort to reductions to the Deferred Consideration payable as of such time, such that a reduced number of Parent Consideration Stock will be issued or Cash will be paid to the Share Recipients pursuant to Section 3.4(c) and then, if the Loss is greater than the Deferred Consideration payable as of such time the Loss is payable, the Parent Indemnified Party shall continue to be entitled to indemnification for the amount of such excess, subject to the terms and conditions of this Article 7; provided, however, that any Parent Indemnified Party shall be entitled to pursue payments required to be made by HPSO SPV Limited with respect to Section 7.2(c) and Section 7.2(d) only from the Deferred Consideration due to HPSO SPV Limited.

(b)

Any indemnification payments required to be made to a Party pursuant to this Article 7, will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of Parent and the Representative, (ii) the amount of such payments are determined pursuant to Section 7.5(c) if an Objection Notice has not been timely delivered in accordance with Section 7.5(b) or (iii) both such amount and the Party’s obligation to pay such amount have been determined by a final order of a court having jurisdiction over such proceeding pursuant to the terms of this Agreement if an Objection Notice has been timely delivered in accordance with Section 7.5(b).

(c)	Notwithstanding the foregoing, the Parent Indemnified Parties shall first seek recovery for any indemnification claim from the R&W Insurance Policy, then secondarily to the Deferred Consideration.

7.9	Determination of Loss Amount

The amount of any Loss subject to indemnification under this Article 7 shall be calculated net of (i) any insurance proceeds (net of any costs of such recovery such as deductibles and self-insured amounts) or (ii) any indemnity, contribution or other similar payment actually recovered by the Party to whom an indemnification is owed from any third party with respect thereto. In the event that an insurance or other recovery is made by any Party with respect to any Loss for which any such Person has received an indemnification payment hereunder, then a refund equal to the aggregate amount of the recovery (net of any costs of such recovery such as deductibles, taxes and self-insured amounts) shall be made promptly to the Party that has made the applicable indemnification payment hereunder.

7.10	No Right of Indemnification or Contribution

This Agreement shall not grant the stockholders of the Company any right of indemnification or contribution against the Company with respect to any breach by the Company of any of its representations, warranties, statements, covenants or agreements contained in this Agreement or in any certificate, instrument or other document delivered by or on behalf of the Company pursuant to this Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise.

7.11	Exercise of Remedies by Parent Indemnified Parties other than Parent

No Parent Indemnified Party (other than Parent or any successor or assignee of Parent) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor or assignee of Parent) consents to the assertion of the indemnification claim or the exercise of such other remedy.

7.12	Adjustment to Total Consideration

The Parties shall treat any indemnification payment made hereunder (including pursuant to this Article 7) as an adjustment to the Total Consideration for all Tax purposes, except as otherwise required by applicable Law.

7.13	Exclusive Monetary Remedy

Except in the case of Fraud or Willful and Material Breach, after the Closing, the indemnification provisions set forth in this Article 7 shall constitute the sole and exclusive remedy and recourse for monetary damages of the Parent Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement.

7.14	Director and Officer Indemnification

(a)

Prior to the Closing, the Company has obtained and fully paid for a “tail” insurance policy (the “Company D&O Tail Policy”) under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers on terms reasonably acceptable to Parent that shall provide such directors and officers with coverage for six (6) years following the Effective Time and that provides at least the same coverage in scope and amount as the existing coverage and have other terms not materially less favorable in the aggregate to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. The Company will bear the cost of fifty percent (50%) of the Company D&O Tail Policy and such amount will be reflected in the Closing Working Capital. The Parent will bear the cost of the remaining fifty percent (50%) of the Company D&O Tail Policy.

(b)

From and after the Effective Time, and until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to Persons who on or prior to the Effective Time are or were directors and/or officers of the Company (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company Charter or the bylaws of the Company; provided, however, that (i) the foregoing obligations shall be subject to any limitation imposed by applicable Laws, and (ii) no Company Indemnified Party shall have any right of contribution, indemnification or right of advancement from Parent, Surviving Corporation, or their respective successors with respect to any Losses claimed by any of the Indemnified Parties against such Company Indemnified Party in his or her capacity as a Share Recipient pursuant to this Agreement.

8.	TAX MATTERS

8.1	Tax Returns.

Following the Closing Date, Parent shall timely file all Tax Returns required to be filed by a Group Company after the Closing Date; provided that, with respect to any Tax Return relating to a Pre-Closing Tax Period that shows Pre-Closing Taxes that are due and payable with such Tax Return for which the Merger Stockholders would be liable under Section 7, Parent shall permit the Representative, at the Share Recipients’ sole expense, to review and comment on each such Tax Return at least twenty (20) days prior to filing (or, in the case of a non-income Tax Return, such shorter period of time as is reasonable, taking into account the due date and nature of the Tax Return). If Parent does not receive comments from the Representative at least five (5) days prior to the filing of such Tax Returns, the Representative shall be deemed to have no comments to such Tax Returns. For purposes of preparing Tax Returns pursuant to this Section 8.1, Deductible Expenses shall be allocated to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law.

8.2	Tax Claims

(a)

If notice of any claim by any Tax authority with respect to Taxes of a Group Company (a “Tax Claim”) shall be received by any party for which any other party may reasonably be expected to be liable, the notified party shall notify such other party or parties in writing of such Tax Claim; provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article 7, except to the extent that such other party is actually prejudiced thereby.

(b)

Parent shall have the right to represent the interests of the Group in any Tax Claim; provided, however, that if the Tax Claim could reasonably result in an indemnification claim pursuant to Article 7, Parent shall (i) shall notify the Representative in writing of such Tax Claim and (ii) consult with the Representative before taking any significant action in connection with such Tax Claim.

8.3	Straddle Periods

For all purposes of this Agreement, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flow through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable period of such partnership or other “flow through” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period.

8.4	Tax Sharing Agreements

All Tax sharing agreements or similar agreements of the Company or any of its Subsidiaries shall be terminated prior to the Closing Date, and, after the Closing Date, neither the Company nor any of its Subsidiaries shall be bound thereby or have any liability thereunder.

8.5	Transfer Taxes

All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the Transactions shall be borne equally by Parent on the one hand, and the Merger Stockholders, on the other hand. The party required to file any Tax Return related to Transfer Taxes shall file such Tax Return and pay any Transfer Taxes and the other party or parties shall reimburse the paying party for its share of Transfer Taxes within ten (10) days of written request. Parent shall have the right to claim from or set off against the Deferred Consideration any Transfer Taxes to be borne by the Merger Stockholders.

8.6	Post-Closing Covenants

(a)

Following the Closing, unless the Representative provides its prior written consent (not to be unreasonably withheld, conditioned or delayed), neither the Parent nor any Affiliate of the Parent (including the Group Companies) shall (i) amend, refile or otherwise modify, or cause or permit any Group Company to amend, refile or otherwise modify, any Tax election or Tax Return with respect to any Pre-Closing Tax Period of any Group Company, (ii) file a Tax Return of any Group Company for a Pre-Closing Tax Period in a jurisdiction where such Group Company has not previously filed a Tax Return, (iii) grant an extension of any applicable statute of limitations with respect to a Tax Return of any Group Company for a Pre-Closing Tax Period, or (iv) enter into any voluntary disclosure Tax program, agreement or arrangement with any Taxing Authority that relates to the Taxes of any Group Company for a Pre-Closing Tax Period. For the avoidance of doubt, it shall be unreasonable for the Representative to withhold consent to any of the foregoing actions that are required by Law (as determined in good faith by Parent). Prior to seeking indemnification pursuant to Section 7.2 for Losses incurred pursuant to this Section 8.6(a), Parent shall reduce the Deferred Consideration by the amount of such Losses to the extent indemnifiable; provided, however, that if no Milestone Event (as defined in Schedule 3) has been achieved by the date that is twenty-four (24) months following the Closing Date, Parent shall be entitled to pursue the Share Recipients (except for HPSO SPV Limited) for such shortfall in accordance with Section 7.8(a).

(b)

Neither the Parent, the Group nor any Affiliate of the Parent shall (i) file or cause to be filed any election under Section 338 or Section 336 of the Code (or any similar election under state, local or non-U.S. Law) with respect to the Transactions, or (ii) cause or permit any Group Company to take any action on the Closing Date after the Closing that is outside of the ordinary course of business.

(c)

Any Tax refunds that are actually received by the Parent, any Group Company or any of their Affiliates after the Closing that are attributable to Taxes (or the overpayment thereof) of any Group Company for any Pre-Closing Tax Period (to the extent such Taxes were paid by a Group Company prior to Closing or by a Share Recipient after Closing), net of any cost to Parent, any Group Company or any of their Affiliates attributable to the obtaining and receipt of such refund, except to the extent such refund arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date or such refund was included as an asset in the calculation of the Closing Working Capital, as finally determined, shall be for the account of the Merger Stockholders as an adjustment to the Total Consideration. Parent shall pay over to the Merger Stockholders, the amount of any such refund within ten (10) days after receipt thereof. To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Merger Stockholders agree promptly to repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Parent.

9.	GENERAL PROVISIONS

9.1	Notices

Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) upon transmission, if sent by facsimile or electronic mail transmission (in each case with receipt verified by electronic confirmation), or (iii) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address, facsimile telephone number or electronic mail address set forth beneath the name of such party below (or to such other address, facsimile telephone number or electronic mail address as such party shall have specified in a written notice given to the other Parties):

If to the Representative:

Shareholder Representative Services LLC

Address: 950 17th Street, Suite 1400, Denver, CO 80202

Attention: Managing Director

Phone Number: (303) 648-4085

E-mail Address: deals@srsacquiom.com

with a copy in each instance (which will not constitute notice) to:

HMB Legal Counsel

Address: 500 West Madison Suite 3700, Chicago, IL 60661

Attention: Evan Knobloch

Phone Number: +1 (312) 606-3239

E-mail Address: eknobloch@hmblaw.com

If to the Parent Parties or the Surviving Corporation:

Athenex, Inc.

Address: 1001 Main Street, Suite 600, Buffalo, New York 14203

Attention: Teresa Bair, Vice President, Legal Affairs & Corporate Development

Email: tbair@athenex.com

Facsimile: +1 (716)-800-6818

with a copy (which will not constitute notice) to:

Cooley (UK) LLP

Attention: Michal Berkner

Phone Number: +44 (0) 20 7556 8321

E-mail Address: mberkner@cooley.com

9.2	Public Disclosure.

The press release announcing the execution of this Agreement and Closing shall be issued in such form as shall be mutually agreed upon by the Company and Parent. Unless otherwise required by applicable Law or applicable stock exchange rules and regulations, no party to this

Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated by this Agreement, or otherwise communicate with any news media regarding this Agreement or the transactions contemplated by this Agreement, without the prior written consent of the other Parties to this Agreement. If a public statement is required to be made pursuant to applicable Law or applicable stock exchange rules and regulations, the Parties shall consult with each other, to the extent reasonably practicable, in advance as to the contents and timing thereof.

9.3	Commercially Reasonable Efforts.

Each of the Parties agrees to use its commercially reasonable efforts, and to cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.

9.4	Amendment

This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 9.4, the Share Recipients are deemed to have agreed that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Share Recipients whether or not they have signed such amendment.

9.5	Waiver and Remedies

Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

9.6	Entire Agreement

This Agreement (including the Schedules hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) and the Lock-Up Agreements constitute the entire agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement. There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein and therein. The parties acknowledge that, except as expressly as provided in Article 4 (as qualified by the Disclosure Schedule), Article 5 and Article 6 hereof, none of the Parties have made or is making any representations or warranties.

9.7	Assignment

This Agreement shall not be assigned by operation of Law or otherwise, except that (i) Parent may assign its rights and delegate its obligations hereunder to its Affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder and (ii) in accordance with all applicable transfer restrictions and Law, each Share Recipient may assign its rights to Deferred Consideration and delegate its obligation hereunder to its respective Affiliates and successors in interest.

9.8	Severability

In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.9	Schedules

The Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.

9.10	Interpretation

In the negotiation of this Agreement, each Party has received advice from its own legal counsel. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

9.11	Governing Law

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal law of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of law of conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

9.12	Exclusive Jurisdictions; Waiver of Jury Trial

(a)

ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED FIRST, IN THE COURT OF CHANCERY WITHIN NEW CASTLE COUNTY IN THE

STATE OF DELAWARE (AND ANY APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) AND TO THE EXTENT SUCH COURT OF CHANCERY (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY) LACKS JURISDICTION OVER THE MATTER, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED WITHIN NEW CASTLE COUNTY IN THE STATE OF DELAWARE (OR APPELLATE COURT THEREOF LOCATED WITHIN SUCH COUNTY), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(b)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12(b).

9.13	Attorney-Client Privilege

For any period prior to and including the Closing Date, the attorney-client privilege shall inure to the benefit of the Company and may only be waived by the Representative.

9.14	Expenses

Except as otherwise provided in this Agreement, each Party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the Transactions, including all fees and expenses of its advisors and representatives.

9.15	No Third-Party Beneficiaries

This Agreement will inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties.

9.16	No Joint Venture

Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other party, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other party. The parties are independent contractors with respect to each other under this Agreement. Each Party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.16.

9.17	Counterparts

The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature pages follow.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ATHENEX, INC.

By:	/s/ Johnson Y.N. Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer and Board Chairman

ATHENEX PHARMACEUTICALS LLC,

By:	/s/ Johnson Y.N. Lau
Name:	Johnson Y.N. Lau
Title:	Chief Executive Officer

KUUR THERAPEUTICS INC.

By:	/s/ Kevin S. Boyle, Sr.
Name:	Kevin S. Boyle, Sr.
Title:	Chief Executive Officer

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

KEVIN S. BOYLE, SR.,
in his individual capacity as a Key Employee

By:	/s/ Kevin S. Boyle, Sr.

KURT C. GUNTER,
in his individual capacity as a Key Employee

By:	/s/ Kurt C. Gunter

MELINDA LACKEY,
in her individual capacity as a Key Employee

By:	/s/ Melinda Lackey

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ANNALISA JENKINS,

in her individual capacity as an Independent Company Director

By:	/s/ Annalisa Jenkins

THOMAS HECHT,

in his individual capacity as an Independent Company Director

By:	/s/ Thomas Hecht

JULIA GREGORY,

in her individual capacity as an Independent Company Director

By:	/s/ Julia Gregory

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as Representative of the Share Recipients

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

BAYLOR COLLEGE OF MEDICINE

By:	/s/ Paul Klotman, M.D., FACP
Name: Paul Klotman, M.D., FACP
Title: President and CEO

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

TOUCHSTONE INNOVATIONS BUSINESSES LLP, acting by its duly authorized member

By:	/s/ Sam Williams
Name: Sam Williams
Title: Managing Partner

IP2IPO Portfolio L.P., acting by its general partner IP2IPO Portfolio (GP) Limited

By:	/s/ Sam Williams
Name: Sam Williams
Title: Managing Partner

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

HPSO SPV LIMITED

By:	/s/ David Picsing
Name:	David Picsing
Title:	Director

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SCHRODER ADVEQ MANAGEMENT AG, acting for and on behalf of SCHRODER UK PUBLIC PRIVATE TRUST PLC in its capacity as discretionary investment manager and agent only and acting by two authorized signatories

By:	/s/ Stephanie Aldag
Name:	Stephanie Aldag
Title:	Authorized Signatory

By:	/s/ Aimi Thi
Name:	Aimi Thi
Title:	Authorized Signatory

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

JUPITER ASSET MANAGEMENT, as agent for and on behalf of OMNIS INCOME & GROWTH FUND

By:	/s/ Robert Parker
Name:	Robert Parker
Title:	Director

SCHEDULE 1

CLOSING SPREADSHEET

[***]

1

SCHEDULE 2

PRE-CLOSING STATEMENT

[***]

1

SCHEDULE 3

DEFERRED CONSIDERATION PAYMENTS

[***]

1